Exhibit 10
TERM LOAN AGREEMENT
Dated as of May 6, 2009
Between
DDR NASSAU PAVILION ASSOCIATES LP,
DDR HENDON NASSAU PARK II LP,
DDR SOUTHEAST SNELLVILLE, L.L.C.,
collectively, as Borrower
and
METROPOLITAN RENTAL INVESTMENTS, INC.,
as Lender

-i-

-ii-

-iii-

-iv-

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT, dated as of May 6, 2009 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between METROPOLITAN RENTAL INVESTMENTS, INC., a Delaware corporation, having an address at c/o Paramount Group, Inc., 1633 Broadway, Suite 1801, New York, New York 10019 (together with its successors and/or assigns, “Lender”) and DDR NASSAU PAVILION ASSOCIATES LP, a Georgia limited partnership, DDR HENDON NASSAU PARK II LP, a Georgia limited partnership, and DDR SOUTHEAST SNELLVILLE, L.L.C., a Delaware limited liability company, each having an address at c/o Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 (collectively, together with their successors and/or assigns, “Borrower”).
RECITALS:
Borrower desires to obtain the Loan (defined below) from Lender.
Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).
In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1. Definitions
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender.
“Account Collateral” shall mean (i) the Reserve Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Reserve Accounts; (ii) any and all amounts in or credited to the Reserve Accounts invested in at the discretion of Lender; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Reserve Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Lockbox Account, the Cash Management Account, the Tax Account, the Insurance Account, the Termination Fee Account, the Re-leasing Reserve Account, the Security Deposit Account and any other account or sub-account established by this Agreement, the Mortgage, or the other Loan Documents.
“Acts of Terror” shall have the meaning set forth in Section 8.1(a) hereof.
“Actual Operating Expenses” shall mean, with respect to a given period of time, the portion of Operating Expenses actually payable with respect to the operation of the Property.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean Manager, Guarantor or an Affiliate of Guarantor approved by Lender in its reasonable discretion, which approval shall not have been unreasonably withheld.
“Agent” shall mean a title company or financial institution selected and approved by Lender to administer certain accounts controlled by Lender.
“Allocated Insured Amount” shall mean an amount equal to (i) with respect to the New Jersey Property, $39,600,000 and (ii) with respect to the Georgia Property, $20,400,000.
“Alteration Threshold” means $250,000.00.
“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for each Individual Property for the applicable calendar year or other period.
“Approved Borrowing Base Requirements” shall have the meaning set forth in Section 7.3 hereof.
“Assignment of Management Agreement” shall mean, collectively or individually, as the context may require, (i) that certain Assignment and Subordination of Management Agreement dated the date hereof among Lender, Park Borrower and New Jersey Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, (ii) that certain Assignment and Subordination of Management Agreement dated the date hereof among Lender, Pavilion Borrower and New Jersey Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (iii) that certain Assignment and Subordination of Management Agreement dated the date hereof among Lender, Georgia Borrower and Georgia Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Individual Properties.
“Bridge Loan” shall mean the $60,000,000 loan made by Lender, on or about March 11, 2009, to the New Jersey Borrower and JDN Real Estate — Hamilton, L.P.

“Bridge Loan Agreement” shall mean that certain Bridge Loan Agreement entered into by and among the Lender, New Jersey Borrower and JDN Real Estate — Hamilton, L.P., dated as of March 11, 2009, as amended by that certain Amendment to Bridge Loan Agreement, dated as of March 26, 2009, and subsequently amended by that certain Second Amendment to Bridge Loan Agreement, dated as of April 30, 2009.
“Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which the Note is payable (excluding Saturdays and Sundays).
“By-laws” shall have the meaning set forth in Section 20.11(l) hereof.
“Cash Management Account” shall have the meaning set forth in Section 10.1(a) hereof.
“Casualty” shall have the meaning set forth in Section 8.2.
“Certified Coverage” shall mean the scope of coverage afforded by and described in TRIA.
“Closing Date” shall mean the date of the funding of the Loan.
“Control” shall have the meaning set forth in Section 7.1 hereof.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Individual Properties, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Individual Properties or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 8.4(f).
“Condominium” shall mean those certain units comprising that certain condominium organized and governed pursuant to the Declaration and By-Laws.
“Condominium Board” shall have the meaning set forth in Section 20.11(l) hereof.
“Condominium Documents” shall mean, collectively, the Declaration, By-Laws and any and all other documents, agreements and certificates executed and/or delivered in connection with the creation, governance and operations of the Condominium, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.
“Debt Service Coverage Ratio” shall mean, as of any date of determination, for the applicable period of calculation, the ratio, as determined by Lender, of (i) Net Operating Income to (ii) the aggregate amount of Debt Service which would be due for the same period.
“Declaration” shall have the meaning set forth in Section 20.11(l) hereof.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) the greater of (i) three percent (3%) above the Note Rate or (ii) three percent (3%) above the Prime Rate.
“Embargoed Person” shall mean any person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.
“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.
“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.
“Event of Default” shall have the meaning set forth in Section 11.1 hereof.
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“First Threshold Amount” shall mean an amount equal to (i) with respect to the New Jersey Property, $500,000 and (ii) with respect to the Georgia Property, $250,000.

“Fitch” shall mean Fitch, Inc.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Georgia Borrower” shall mean DDR Southeast Snellville, L.L.C., a Delaware limited liability company.
“Georgia Manager” shall mean Developers Diversified Realty Corporation, an Ohio corporation.
“Georgia Mortgage” shall mean that first priority deed to secure debt dated the date hereof, executed and delivered by Georgia Borrower as security title for the Loan and encumbering the Georgia Property, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Georgia Property” shall mean that certain Individual Property located in Snellville, Georgia.
“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.
“Guarantor” shall mean, Developers Diversified Realty Corporation, an Ohio corporation.
“Guarantor’s General Corporate Borrowings” shall have the meaning set forth in Section 7.3 hereof.
“Guaranty” shall mean that certain Payment and Performance Guaranty, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.
“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (e) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (f) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (g) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the

Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage.
“Individual Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.
“Individual Property” shall mean, individually and collectively, as the context may require, (i) that certain parcel of real property owned by New Jersey Borrower, encumbered by the New Jersey Mortgage and described in Exhibit A-1 attached hereto, the Improvements thereon owned by New Jersey Borrower and all personal property owned by New Jersey Borrower and encumbered by the New Jersey Mortgage, together with all rights pertaining to such Individual Property and Improvements, all as more particularly described in the granting clause of the New Jersey Mortgage and referred to therein as the “Property”, (ii) that certain parcel of real property owned by Georgia Borrower, encumbered by the Georgia Mortgage and described in Exhibit A-2 attached hereto, the Improvements thereon owned by Georgia Borrower and all personal property owned by Georgia Borrower and encumbered by the Georgia Mortgage, together with all rights pertaining to such Individual Property and Improvements, all as more particularly described in the granting clause of the Georgia Mortgage and referred to therein as the “Property” and (iii) each Substitute Property as may be substituted for an Individual Property in accordance with Section 7.5 hereof.
“Institutional Lender” shall mean any one or more of the following Persons:
(i) a real estate fund, equity fund, pension fund, pension trust or pension account that (a) has total real estate assets of at least $500,000,000 and (b) is managed by a Person who controls at least $500,000,000 of real estate equity assets; or
(ii) a fund advisor who (a) immediately prior to such proposed transfer set forth in Section 13.1 hereof, controls at least $500,000,000 of real estate equity assets and (b) is acting on behalf of one or more funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or
(iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $500,000,000; or
(iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000 and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $500,000,000; or
(v) any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least investment grade or (b) who (i) owns or operates retail properties totaling at least five million square feet of leasable area, (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $500,000,000 and (iii) immediately prior to such transfer, controls real estate equity assets of at least $500,000,000; or
(vi) any combination of the foregoing.
Notwithstanding the foregoing to the contrary, an Institutional Investor shall not be a publicly-listed real estate investment trust (REIT) in the business of acquiring, developing, owning, leasing and managing retail shopping centers.
“Insurance Account” shall have the meaning set forth in Section 9.4 hereof.
“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 8.4(f) hereof.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“KeyBank Borrowing Base Requirements” shall have the meaning set forth in Section 7.3 hereof.
“Lease” shall have the meaning set forth in the Mortgage.
“Leased Occupancy Rate” shall mean for each applicable Individual Property the ratio of (x) the total square footage for which rent is being paid to (y) the total rentable square footage at the applicable Individual Property, which Lender and Borrower agree such total rentable square footage equals 598,660 for the New Jersey Property and 371,586 for the Georgia Property, subject to appropriate adjustments in the event of a Condemnation (if applicable).
“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Individual Properties or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Individual Properties or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Individual Properties or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Individual Properties, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the term loan made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreement and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).
“Lockbox” shall mean the post office address maintained by Lockbox Bank on behalf of Borrower and Lender pursuant to the terms of the Lockbox Agreement and to which Borrower shall direct all Rents and other income from the Property be sent pursuant to the Tenant Direction Letters.
“Lockbox Account” shall have the meaning set forth in Section 10.1(a) hereof.
“Lockbox Agreement” shall mean that certain Deposit Control Account Agreement by and among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to the operation and maintenance of, and application of funds in, the Lockbox Account.
“Lockbox Bank” shall mean National City Bank (including PNC Bank, or an affiliate, as successor by merger) or any successor financial institution approved or appointed by Lender acting as Lockbox Bank under the Lockbox Agreement.
“Lockout Period” shall mean the period commencing on the date hereof and ending on the date which is twelve (12) months after the date hereof.
“Major Lease” shall mean as to each of the Individual Properties any Lease which, individually or when aggregated with all other leases at such Individual Property with the same Tenant or its Affiliate, demises more than 25,000 square feet of such Individual Property’s gross leasable area.
“Management Agreement” shall mean, collectively or individually, as the context may require, (i) the management agreement entered into by and between Park Borrower and New Jersey Manager, pursuant to which New Jersey Manager is to provide management and other services with respect to the New Jersey Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement, (ii) the management agreement entered into by and between Pavilion Borrower and New Jersey Manager, pursuant to which New Jersey Manager is to provide management and other services with respect to the New Jersey Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement and (iii) the management agreement entered into by and between Georgia Borrower and Georgia Manager, pursuant to which Georgia Manager is to provide management and other services with respect to the Georgia Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Manager” shall mean, collectively, the New Jersey Manager, the Georgia Manager or such other entities selected as the manager for one or more of the Individual Properties in accordance with the terms of this Agreement.
“Maturity Date” shall mean May 6, 2014.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Monthly Payment Amount” shall mean the monthly payment of interest due on each Scheduled Payment Date as set forth in Section 2.2(b) hereof.
“Moody’s” shall mean Moody’s Investor Services, Inc.
“Mortgages” shall mean, collectively, the New Jersey Mortgage and the Georgia Mortgage.
“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income, as such amount may be reasonably determined by Lender.
“Net Proceeds” shall have the meaning set forth in Section 8.4(f) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(f)(vi) hereof.
“New Jersey Borrower” shall mean, collectively, DDR Nassau Pavilion Associates LP and DDR Hendon Nassau Park II LP, each a Georgia limited partnership.
“New Jersey Manager” shall mean Developers Diversified Realty Corporation, an Ohio corporation.
“New Jersey Mortgage” shall mean that first priority amended and restated mortgage dated the date hereof, executed and delivered by New Jersey Borrower as security for the Loan and encumbering the New Jersey Property, as may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“New Jersey Property” shall mean that certain Individual Property located in West Windsor, New Jersey.

“Non-Certified Coverage” shall mean Terrorism Coverage, which such coverage (i) is not limited by TRIA or such other applicable laws, rules, or regulations, and (ii) shall cover both foreign or domestic Acts of Terror.
“Note” shall mean that certain promissory note of even date herewith in the principal amount of $60,000,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note Rate” shall mean an interest rate equal to nine percent (9%) per annum.
“OFAC” shall have the meaning set forth in Section 4.39 hereof.
“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Individual Properties, including, without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, management fees equal to 3% of the Operating Income, operational equipment or other lease payments as approved by Lender, but specifically excluding depreciation and amortization, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts.
“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP, derived from the ownership and operation of the Individual Properties from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Funds. Uncollectible accounts shall not constitute Operating Income for the purposes of this definition.
“Other Charges” shall mean all ground rents, personal property taxes, water rates, sewer rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Individual Properties, now or hereafter levied or assessed or imposed against the Individual Properties or any part thereof.
“Otto Family” shall mean means (i) Professor Werner Otto, his wife Maren Otto and/or all descendants of Professor Werner Otto, including, without limitation, Mr. Alexander Otto (illegitimate descendants only if they have obtained the status of a legitimate descendant by legitimation or adoption by Professor Werner Otto or one of his legitimate descendants, or if they are children of a female legitimate descendant of Professor Werner Otto); (ii) any trust or any family foundation which has exclusively been established in favor of one or several of the individuals named under (i) above; and (iii) any partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity, in which the individuals or entities named under (i) and (ii) hold (either directly or indirectly) more than fifty percent (50%) of the voting rights or more than fifty percent (50%) of the equity capital of any such partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity.
“Parent Level Pledge” shall have the meaning set forth in Section 7.3 hereof.
“Park Borrower” shall mean DDR Hendon Nassau Park II LP, a Georgia limited partnership
“Patriot Act” shall have the meaning set forth in Section 4.39 hereof.
“Pavilion Borrower” shall mean DDR Nassau Pavilion Associates LP, a Georgia limited partnership.
“Permitted Encumbrances” shall mean collectively, (a) the Lien and security interests created by the Loan Documents, (b) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, and (c) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy.
“Permitted Substitution Property” shall mean any property (i) owned by a single asset ownership entity owned and controlled by Guarantor, (ii) located in the continental United States or Puerto Rico and (iii) similarly comparable in all material respects to the Individual Property for which it is being substituted; provided, however, Lender shall have the right to veto any State or territory in which Lender would be required to become licensed as a lender or qualified to do business as a result of the Substitution, it being understood that Lender will not veto such State or territory if the only impact of licensing or qualifying is the payment of a one-time payment of a nominal fee and Borrower reimburses Lender the amount of the fee in full.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.
“Physical Conditions Report” shall mean the written reports resulting from the physical condition assessments of the Individual Properties previously prepared for Borrower and delivered to Lender in connection with the Loan.
“Policies” shall have the meaning set forth in Section 8.1(b) hereof.

“Prepayment Calculation Date” shall have the meaning set forth in Section 2.4(b) hereof.
“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-sixteenth of one percent. If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Borrower acknowledges that the Prime Rate announced or designated from time to time merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and that such Prime Rate may not be the lowest rate at which interest calculated or credit extended.
“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.
“Qualified Manager” shall mean a reputable and experienced professional management organization not affiliated with Guarantor, approved by Lender in its sole discretion.
“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.
“REA” shall mean any construction, operation and reciprocal easement agreement or similar agreement (including any separate agreement or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting the Individual Properties or portion thereof.
“Release” shall have the meaning set forth in Section 12.5 hereof.
“Release Criteria” shall mean each of the following: (i) no Event of Default shall exist; (ii) each Lease shall have been entered into in compliance with the terms and provisions of this Agreement; and (iii) Lender shall have received evidence reasonably acceptable to Lender of each of the following: (A) that the applicable Lease is in full force and effect and neither Borrower nor the Tenant thereunder is in default thereunder; (B) a copy of the applicable fully executed Lease; (C) all conditions to such Tenant’s occupancy of the space demised under the applicable Lease have been satisfied or the Tenant has entered into occupancy subject to completion of punch-list items and commencement of the applicable Lease has occurred; (D) all costs and expenses incurred in connection with the re-leasing pursuant to the applicable Lease have been paid in full (subject to usual and customary retainage) and any lien waivers, invoices and such other evidence reasonably requested by Lender to confirm that such costs have been incurred and paid in full (subject to usual and customary retainage) and (E) such other evidence as Lender shall reasonably request.
“Rent Roll” shall have the meaning set forth in Section 4.25 hereof.
“Rents” shall have the meaning set forth in the Mortgage.

“Reserve Accounts” shall mean the Termination Fee Account, the Re-leasing Account, the Tax Account, the Insurance Account, the Security Deposit Account and any other account or sub-account established by this Agreement, the Mortgage, or the other Loan Documents.
“Reserve Funds” shall mean the Termination Fee Funds, the Re-leasing Funds, the Tax and Insurance Funds, the Security Deposit Funds and any other escrow funds established by the Loan Documents.
“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Individual Property, the completion of the repair and restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restoration Consultant” shall have the meaning set forth in Section 8.4(f)(iii) hereof.
“Restoration Retainage” shall have the meaning set forth in Section 8.4(f)(iv) hereof.
“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.
“ROFO” shall mean the right of Borrower to purchase all of the Loan or to partially paydown the Loan pursuant to the terms of Section 13.2 hereof.
“ROFO Price” shall mean (i) in the case of Lender making all or any portion of the Loan available for sale, Lender’s asking price for sale of all or such portion of the Loan, (ii) in the case of Lender’s receipt of an offer acceptable to Lender in its sole discretion to purchase all or any portion of the Loan, the purchase price for the portion or entirety of the Loan offered by such prospective purchaser or (iii) such lesser purchase price as set forth in Section 13.2(c).
“ROFO Trigger Event” shall mean (i) Lender making all or any portion of the Loan available for sale, (ii) Lender’s receipt of an offer acceptable to Lender in its sole discretion to purchase all or any portion of the Loan or (iii) such other events as set forth in Section 13.2(c).
“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.
“Scheduled Payment Date” shall have the meaning set forth in Section 2.2(b) hereof.
“Second Threshold Amount” shall mean an amount equal to (i) with respect to the New Jersey Property, $1,000,000 and (ii) with respect to the Georgia Property, $500,000.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“SPE Component Entity” shall have the meaning set forth in Section 6.1(b) hereof.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state, states and or US territories in which the Individual Properties or any part thereof is located.
“Tax and Insurance Funds” shall have the meaning set forth in Section 9.4 hereof.
“Tax Account” shall have the meaning set forth in Section 9.4 hereof.
“Taxes” shall mean all real estate taxes and assessments now or hereafter levied or assessed or imposed against the Individual Properties or part thereof.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Individual Properties under a Lease or other occupancy agreement with Borrower.
“Tenant Direction Letter” shall have the meaning set forth in Section 10.2(a)(i) hereof.
“Third Threshold Amount” shall mean an amount equal to (i) with respect to the New Jersey Property, $4,000,000 and (ii) with respect to the Georgia Property, $2,000,000.
“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien or security title of the Mortgage, as applicable.
“TRIA” shall mean the Terrorism Risk Insurance Act of 2002, as the same may be extended from time to time.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Individual Property is located.
“Vacant Space” shall mean the vacant rentable space at the applicable Individual Property as reasonably determined by Lender.
Section 1.2. Principles of Construction.
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
GENERAL TERMS
Section 2.1. Loan Commitment; Disbursement to Borrower
(a) Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b) Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be re-borrowed.
(c) The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.
(d) Borrower shall use the proceeds of the Loan to (i) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (ii) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (iii) payoff the Bridge Loan, and (iv) distribute the balance, if any, to its partners or members, as the case may be.
Section 2.2. Loan Payments
(a) The Loan shall bear interest at a fixed rate per annum equal to the Note Rate. Interest shall be computed based on the daily rate produced based on the actual number of days the Loan is outstanding in the month and the actual number of days in the calendar year. Except as otherwise set forth in this Agreement, interest shall be paid in arrears.
(b) Borrower hereby agrees to pay sums due under the Note as follows: Except as may be adjusted in accordance with the last sentence of Section 2.2(d), consecutive monthly installments of interest only in an amount equal to the dollar amount calculated by dividing the numbers of days in such payment period by 365 (or by 366 for the calculation of payments due during the calendar year of 2012 because it is a leap year), then multiplying such quotient by the product of the outstanding principal balance of the Loan multiplied by the Note Rate shall be payable pursuant to the terms of Section 2.2(d) (the “Monthly Payment Amount”) on the fifth (5th) day of each month beginning on June 5, 2009 (each a “Scheduled Payment Date”) until the entire indebtedness evidenced hereby is fully paid, except that any remaining indebtedness, if not sooner paid, shall be due and payable on the Maturity Date.
(c) Simultaneously with the closing of the Loan and waiver by Lender of the Exit Fee (as defined in the Bridge Loan Agreement) pursuant to the Bridge Loan, Borrower shall pay to Lender in full a commitment fee in the amount of $1,200,000.00.
(d) Each payment by Borrower hereunder or under the Note shall be payable at such place as the Lender may designate from time to time in writing, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such scheduled due date.
(e) Prior to the occurrence of an Event of Default, all monthly payments made as scheduled under this Agreement and the Note shall be applied first to the payment of interest computed at the Note Rate, and the balance, if any, toward the reduction of the principal amount of the Note. All voluntary and involuntary prepayments on the Note shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the remaining principal amount, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity. Following the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), any payment made on the Note shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Note, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.
(f) All payments made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.
Section 2.3. Late Payment Charge
If any principal or interest payment is not paid by Borrower on or before the date the same is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
Section 2.4. Prepayment
Except as otherwise expressly permitted by this Section 2.4, no voluntary prepayments, whether in whole or in part, of the Loan or any other amount at any time due and owing under the Note can be made by Borrower or any other Person, and Lender shall have no obligation to accept, without the express written consent of Lender.
(a) Lockout Period. Borrower has no right to make, and Lender shall have no obligation to accept, any voluntary prepayment, whether in whole or in part, of the Loan during the Lockout Period. At any time following the expiration of the Lockout Period, the principal balance of the Note may be voluntarily prepaid in whole, but not in part, upon the satisfaction of the following conditions:
(i) not less than thirty (30) (but not more than ninety (90)) days prior written notice shall be given to Lender specifying a date on which the prepayment shall occur (the “Prepayment Date”);
(ii) Borrower has paid to Lender all accrued and unpaid interest on the Loan through and including the Prepayment Date together with all other sums due under this Note and the other Loan Documents; and
(iii) Borrower has paid to Lender a prepayment premium in an amount equal to (A) if such prepayment occurs at any time during the period from the date the Lockout Period expires through and including the date of the second anniversary of the date hereof (“Second Anniversary Date”), one and one half percent (1.5%) of the outstanding principal balance of the Loan being prepaid, (B) if such prepayment occurs at any time during the period after the Second Anniversary Date through and including the date of the third anniversary of the date hereof (“Third Anniversary Date”), one percent (1.0%) of the outstanding principal balance of the Loan being prepaid, (C) if such prepayment occurs at any time during the period after the Third Anniversary Date through and including the date of the fourth anniversary of the date hereof (“Fourth Anniversary Date”), one half of one percent (0.5%) of the outstanding principal balance of the Loan being prepaid, or (D) if such prepayment occurs at any time after the Fourth Anniversary Date, zero percent (0.0%) of the outstanding principal balance of the Loan being prepaid.
(b) Involuntary Prepayment. In the event of any involuntary prepayment of the Loan or any other amount under the Note, whether in whole or in part, in connection with or following Lender’s acceleration of the Note or otherwise, and whether the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, including, without limitation, repayment of the Loan by Borrower or any other Person pursuant to any statutory or common law right of redemption, Borrower shall, in addition to any portion of the principal balance of the Loan prepaid (together with all interest accrued and unpaid thereon), pay to Lender a prepayment premium in an amount equal to the greater of (i) Yield Maintenance and (ii) (A) if such involuntary prepayment occurs during the Lockout Period, an amount equal to two percent (2%) of the portion of the Loan being prepaid, (B) if such involuntary prepayment occurs during the period from the date the Lockout Period expires through and including the Second Anniversary Date, one and one half percent (1.5%) of the portion of the Loan being prepaid, (C) if such involuntary prepayment occurs during the period after the Second Anniversary Date through and including the Third Anniversary Date, one percent (1%) of the portion of the Loan being prepaid, (D) if such involuntary prepayment occurs during the period after the Third Anniversary Date through and including the Fourth Anniversary Date, one half of one percent (0.5%) of the portion of the Loan being prepaid or (E) if such prepayment occurs at any time after the Fourth Anniversary Date, zero percent (0.0%) of the outstanding principal balance of the Loan being prepaid. Commencing on the date which is one hundred eighty (180) days prior to the Maturity Date, no prepayment premium will be due in connection with an involuntary prepayment of the Loan or any other amount under the Note. As used herein, “Yield Maintenance” means a prepayment premium in an amount equal to the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan each equal to the amount of interest which would be due on the portion of the Loan being prepaid assuming a per annum interest rate equal to the excess, if any, of the Note Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the date on which (i) Lender applies any prepayment to the reduction of the outstanding principal amount of this Note, (ii) Lender accelerates the Loan, in the case of a prepayment resulting from acceleration, or (iii) Lender applies funds held under any Reserve Account, in the case of a prepayment resulting from such an application (other than in connection with acceleration of the Loan).

(c) Insurance and Condemnation Proceeds; Excess Interest. Notwithstanding any other provision herein to the contrary, and provided no Default then is continuing, Borrower shall not be required to pay any prepayment premium in connection with any prepayment occurring as a result of (i) the application of Insurance Proceeds or Condemnation Proceeds pursuant to the terms of the Loan Documents, (ii) the application of any interest in excess of the maximum rate permitted by applicable law to the reduction of the Loan or (iii) the prepayment in full of the Loan at any time with one hundred eighty (180) days following any election by Lender to apply any Insurance Proceeds or Condemnation Proceeds in partial prepayment of the Loan.
(d) Open Prepayment Period. Commencing on the Fourth Anniversary Date, upon giving Lender at least thirty (30) days (but not more than ninety (90) days) prior written notice, Borrower may voluntarily prepay (without premium) the Note in whole (but not in part).
(e) Limitation on Partial Prepayments. In no event shall Lender have any obligation to accept a partial prepayment.
Section 2.5. Payments after Default
Upon the occurrence of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan, (a) shall accrue at the Default Rate, and (b) Lender shall be entitled to receive and Borrower shall pay to Lender all cash flow from the Individual Properties, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (ii) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Agreement to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default, despite any payment by Borrower to Lender.
Section 2.6. Usury Savings
This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Note Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
ARTICLE 3
CONDITIONS PRECEDENT
The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date.
Section 3.1. Representations and Warranties; Compliance with Conditions
The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Lender shall have determined that no Default or an Event of Default shall have occurred nor will any Default or Event of Default occur immediately following the Closing Date; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
Section 3.2. Delivery of Loan Documents; Title Insurance; Reports; Leases
(a) Loan Documents. Lender shall have received from Borrower a fully executed and acknowledged counterpart of the Mortgage and evidence that counterparts of the Mortgage and Uniform Commercial Code financing statements have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the Environmental Indemnity, the Guaranty, this Agreement, the Note and Assignment of Management Agreement and all other Loan Documents.
(b) Title Insurance. Lender shall have received a Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such Title Insurance Policy shall (i) provide coverage in the applicable Allocated Insured Amount (and in the aggregate, the entire amount of the Loan), (ii) insure Lender that the Mortgage creates a valid lien on the Individual Properties of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid.
(c) Survey. Lender shall have received an updated title survey for each Individual Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The survey shall meet the classification of an “Urban Survey” and the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey: 2, 3, 4, 6, 8, 9, 10, 11 and 13. Such survey shall reflect the same legal description contained in the Title Insurance Policy referred to in subsection (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of the Individual Properties reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the survey and the surveyor shall provide a certification for each survey in form and substance reasonably acceptable to Lender.
(d) Insurance. Lender shall have received copies or other evidence of the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.
(e) Environmental Report. Lender shall have received an Environmental Report in respect of the Individual Properties reasonably satisfactory to Lender.
(f) Zoning/Building Code. Lender shall have received evidence of compliance with zoning and building ordinances and codes, including, without limitation, required certificates of occupancy, reasonably acceptable to Lender.
(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Individual Properties (or gap coverage reasonably acceptable to Lender under the Title Insurance Policy), subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.
(h) Lien Searches. Borrower shall have delivered to Lender certified search results pertaining to the Borrower, Guarantor and such other Persons or any SPE Component Entity as reasonably required by Lender for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.
(i) Condominium Estoppel. Lender shall have received an estoppel certificate from the Condominium Board in form and substance reasonably satisfactory to Lender.
Section 3.3. Related Documents
Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and at Lender’s written request, Lender shall have received and approved certified copies thereof.
Section 3.4. Organizational Documents
On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender (a) copies certified by Borrower of all organizational documentation related to Borrower, each SPE Component Entity and Guarantor which must be acceptable to Lender in its sole discretion, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of the Borrower, each SPE Component Entity and Guarantor, as Lender may request in its sole discretion, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.
Section 3.5. Opinions of Borrower’s Counsel
Lender shall have received opinions of Borrower’s counsel with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.
Section 3.6. Annual Budget
Borrower shall have delivered the Annual Budget for the current fiscal year.
Section 3.7. Taxes and Other Charges
Borrower shall have paid all Taxes and Other Charges (including any in arrears) relating to the Property, which amounts may be funded with proceeds of the Loan.
Section 3.8. Completion of Proceedings
All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.
Section 3.9. Payments
All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

Section 3.10. Transaction Costs
Except as otherwise expressly provided herein, Borrower shall have paid or reimbursed Lender for all out of pocket expenses in connection with the underwriting, negotiation and closing of the Loan, including title insurance premiums and other title company charges; recording, registration, filing and similar fees, taxes and charges; transfer, mortgage, deed, stamp or documentary taxes or similar fees or charges; costs of third-party reports, including without limitation, environmental studies, credit reports, seismic reports, engineer’s reports, appraisals and surveys; underwriting and origination expenses; and all actual, reasonable legal fees and expenses charged by counsel to Lender. Lender agrees to apply to the payment of transaction costs the amounts held with respect to potential payment of title insurance premiums pursuant to the Bridge Loan Agreement.
Section 3.11. No Material Adverse Change
There shall have been no material adverse change in the financial condition or business condition of the Individual Properties, Borrower, Guarantor, any SPE Component Entity, Manager or any other person or party contributing to the operating income and operations of the Property since the date of the most recent financial statements and/or other information delivered to Lender. The income and expenses of the Individual Properties, the occupancy and leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor Guarantor, any SPE Component Entity or Affiliated Manager shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.
Section 3.12. Leases and Rent Roll
Lender shall have received copies of all Leases affecting the Individual Properties, which shall be satisfactory in form and substance to Lender. Lender shall have received a current certified rent roll of each of the Individual Properties, reasonably satisfactory in form and substance to Lender.
Section 3.13. Tenant Estoppels
Borrower shall have delivered to Lender an executed tenant estoppel letter dated after February 23, 2009, which shall be in form and substance satisfactory to Lender, from (a) with respect to the New Jersey Property, (i) Wegmans, Kohl’s, Best Buy, Dick’s Sporting Goods, Babies “R” Us, (ii) either Borders, Michael’s, PetSmart or West Elm and (iii) including the area leased by those Tenants described in clauses (a)(i) and (a)(ii) herein, Tenants leasing, in the aggregate, not less than seventy-five percent (75%) of the gross leasable area of the New Jersey Property and (b) with respect to the Georgia Property, (i) Wachovia, Home Depot, Kroger, Jo-Ann Fabrics and Stein Mart and (ii) including the area leased by those Tenants described in clause (b)(i) herein, Tenants leasing, in the aggregate, not less than seventy-five percent (75%) of the gross leasable area of the Georgia Property.

Section 3.14. REA Estoppels
Borrower shall have delivered to Lender an executed REA estoppel letter if required by Lender, which shall be in form and substance satisfactory to Lender, from each party to any REA for the Individual Properties.
Section 3.15. Subordination and Attornment
Borrower shall have delivered to Lender executed instruments acceptable to Lender subordinating to the applicable Mortgage (a) with respect to the New Jersey Property, Michael’s, Wegmans, Best Buy, Border’s, PetSmart, Dick’s Sporting goods, Kohl’s, Babies “R” Us and West Elm and (b) with respect to the Georgia Property, (i) Home Depot, Kroger, Jo-Ann Fabrics, Stein Mart, Wachovia, Petco, Party City, Pier One Imports and Steak n’ Shake and (ii) including the area leased by those Tenants described in clause (b)(i) herein, Tenants leasing, in the aggregate, not less than eighty-five percent (85%) of the gross leasable area of the Georgia Property.
Section 3.16. Tax Lot
Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.
Section 3.17. Physical Conditions Report
Lender shall have received a Physical Conditions Report with respect to each of the Individual Properties, which reports shall be reasonably satisfactory in form and substance to Lender.
Section 3.18. Management Agreement
Lender shall have received a certified copy of the Management Agreement with respect to each of the Individual Properties which shall be satisfactory in form and substance to Lender.
Section 3.19. Appraisal
Lender shall have received an appraisal of each of the Individual Properties, which shall be satisfactory in form and substance to Lender, indicating that the loan-to-value ratio of the Individual Properties in the aggregate as of the date hereof is not greater than fifty percent (50%).
Section 3.20. Financial Statements
Lender shall have received financial statements and related information in form and substance satisfactory to Lender and in compliance with any Legal Requirements promulgated by the Securities and Exchange Commission.

Section 3.21. Debt Service Coverage Ratio
The Debt Service Coverage Ratio for the preceding six (6) month period ending on the date hereof (and annualized) is not less than 1.4 to 1.0.
Section 3.22. Intentionally Omitted
Section 3.23. Further Documents
Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Each Borrower and, where specifically indicated, each Guarantor represents and warrants to Lender as of the Closing Date that:
Section 4.1. Organization
Each Borrower and each Guarantor (when not an individual) (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own the Individual Properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Individual Properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Individual Properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Individual Properties, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Individual Properties pursuant to the terms of the Loan Documents, and in the case of Borrower and each Guarantor, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower and each Guarantor represent and warrant that the chart attached hereto as Exhibit B sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, each SPE Component Entity (if any) and each Guarantor (when not an individual).
Section 4.2. Status of Borrower
Each Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Mortgage and on any UCC-1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified on the first page of this Agreement. Each New Jersey Borrower is incorporated in or organized under the laws of the state of Georgia. Georgia Borrower is incorporated in or organized under the laws of the state of Delaware. Each Borrower’s principal place of business and chief executive office, and the place where each Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement.
Section 4.3. Validity of Documents
Borrower and each Guarantor have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and each Guarantor and constitute the legal, valid and binding obligations of Borrower and each Guarantor enforceable against Borrower and each Guarantor in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 4.4. No Conflicts
The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each Guarantor will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or any Guarantor pursuant to the terms of any agreement or instrument to which Borrower or any Guarantor is a party or by which any of Borrower’s or Guarantor’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any Guarantor or any of Borrower’s or Guarantor’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Guarantor of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.
Section 4.5. Litigation
There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s or Guarantor’s knowledge, threatened against or affecting Borrower, any Guarantor, Manager or the Individual Properties, which actions, suits or proceedings, if determined against Borrower, any Guarantor, Manager or the Individual Properties, would materially adversely affect the condition (financial or otherwise) or business of Borrower or any Guarantor or the condition or ownership of the Individual Properties.
Section 4.6. Agreements
Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Individual Properties, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Individual Properties is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Individual Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Individual Properties and (b) obligations under the Loan Documents.
Section 4.7. Solvency
Borrower and each Guarantor have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower and each Guarantor exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower and each Guarantor, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, any Guarantor, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years, and neither Borrower nor any Guarantor, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower nor any Guarantor, any SPE Component Entity (if any) or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or any Guarantor, any SPE Component Entity (if any) or Affiliated Manager.
Section 4.8. Full and Accurate Disclosure
No statement of fact made by or on behalf of Borrower or any Guarantor in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower or any Guarantor contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading. There is no material fact presently known to Borrower or any Guarantor which has not been disclosed to Lender which adversely affects, nor as far as Borrower or any Guarantor can reasonably foresee, might materially and adversely affect, the Individual Properties or the business, operations or condition (financial or otherwise) of Borrower or any Guarantor.
Section 4.9. No Plan Assets
Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 4.10. Not a Foreign Person
Neither Borrower nor Guarantor is a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Internal Revenue Code of 1986), and if requested by Lender, Borrower or Guarantor will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request.
Section 4.11. Enforceability
The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No Default or Event of Default exists under or with respect to any Loan Document.
Section 4.12. Business Purposes
The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 4.13. Compliance
Except as expressly disclosed by Borrower to Lender in writing in connection with the closing of the Loan, Borrower and the Individual Properties, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and Borrower has received no written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Individual Properties any act or omission affording any Governmental Authority the right of forfeiture as against the Individual Properties or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
Section 4.14. Financial Information
All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, any Guarantor and/or the Individual Properties (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or the Individual Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Individual Properties or the current and/or intended operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.
Section 4.15. Condemnation
No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Individual Properties or for the relocation of roadways providing access to the Individual Properties.
Section 4.16. Utilities and Public Access; Parking
Each Individual Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Individual Properties for full utilization of the Individual Property for its intended uses. All public utilities necessary to the full use and enjoyment of the Individual Properties as currently used and enjoyed are located either in the public right-of-way abutting the Individual Properties (which are connected so as to serve the Individual Properties without passing over other property) or in recorded easements serving the Individual Properties. All roads necessary for the use of the Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. Each Individual Property has, or is served by, parking to the extent required to comply with all Legal Requirements.
Section 4.17. Separate Lots
Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Individual Properties or any portion thereof.
Section 4.18. Assessments
To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Individual Properties, nor are there any contemplated improvements to the Individual Properties that may result in such special or other assessments.
Section 4.19. Insurance
Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and to

Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 4.20. Use of Individual Properties
Each Individual Property is used exclusively for retail purposes and other appurtenant and related uses.
Section 4.21. Certificate of Occupancy; Licenses
Except for those that the failure of which to have and maintain would not have a material adverse effect, all certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of the Individual Properties for the purpose intended herein, have been obtained and are valid and in full force and effect. Borrower shall keep and maintain (or cause to be kept and maintained) all licenses necessary for the operation of the Individual Properties for the purpose intended herein. The use being made of each Individual Property is in conformity with the final certificate of occupancy (or compliance, if applicable) and any permits or licenses issued for the Individual Properties.
Section 4.22. Flood Zone
None of the Improvements on the Individual Properties are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.1(a)(i).
Section 4.23. Physical Condition
To Borrower’s knowledge after due inquiry, the Individual Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. To Borrower’s knowledge after due inquiry, there exists no structural or other material defects or damages in the Individual Properties, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Individual Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Borrower represents and warrants that, to the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event since the date of the Physical Conditions Report that would make any information contained in the Physical Conditions Report inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the physical condition of the Individual Properties.

Section 4.24. Boundaries
(a) None of the Improvements which were included in determining the appraised value of the Individual Properties lie outside the boundaries and building restriction lines of the Individual Properties to any material extent, and (b) no improvements on adjoining properties encroach upon the Individual Properties and no easements or other encumbrances upon the Individual Properties encroach upon any of the Improvements so as to materially affect the value or marketability of the Individual Properties.
Section 4.25. Leases and Rent Roll
Borrower has delivered to Lender a true, correct and complete rent roll for the Individual Properties (a “Rent Roll”) which includes all Leases affecting the Individual Properties (including schedules for all executed Leases for Tenants not yet in occupancy or under which the rent commencement date has not occurred). Except as set forth in the Rent Roll (as same has been updated by written notice thereof to Lender) and estoppel certificates delivered to Lender on or prior to the Closing Date: (a) each Lease is in full force and effect; (b) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises; (c) the Tenants under the Leases have commenced the payment of rent under the Leases, there are no offsets, claims or defenses to the enforcement thereof, and Borrower has no monetary obligations to any Tenant under any Lease; (d) all Rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (e) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the Tenant thereunder for an offset or adjustment to the rent; (f) no Tenant has made any written claim of a material default against the landlord under any Lease which remains outstanding nor has Borrower or Manager received, by telephonic, in-person, e-mail or other communication, any notice of a material default under any Lease; (g) to Borrower’s knowledge there is no present material default by the Tenant under any Lease; (h) all security deposits under the Leases have been collected by Borrower; (i) Borrower is the sole owner of the entire landlord’s interest in each Lease; (j) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable Tenant thereunder and there are no agreements with the Tenants under the Leases other than as expressly set forth in the Leases; (k) no Person has any possessory interest in, or right to occupy, the Individual Properties or any portion thereof except under the terms of a Lease; (l) none of the Leases contains any option or offer to purchase or right of first refusal to purchase the Individual Properties or any part thereof, except for (i) such purchase option contained in Section 14 of that certain Lease at the New Jersey Property between New Jersey Borrower and McDonald’s Corporation dated as of July 2, 2001, (ii) such parking area purchase option at the New Jersey Property pursuant to that certain Target Parking Area Purchase Rights Agreement between New Jersey Borrower and Dayton Hudson Corporation dated as of December 5, 1997 and (iii) such purchase option contained in Section 18.19 of that certain Lease at the Georgia Property between Snellville Associates Limited Partnership, as predecessor in interest to Georgia Borrower, and Home Depot U.S.A., Inc. dated as of January 31, 1997; (m) neither the Leases nor the Rents have been assigned, pledged or hypothecated except to Lender, and no other Person has any interest therein except the Tenants thereunder; and (n) no conditions exist which now give any Tenant or party the right to “go dark” pursuant to the provision of its Lease and/or the REA.

Section 4.26. Filing and Recording Taxes
All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).
Section 4.27. Management Agreement
The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the Management Agreement are accrued and unpaid.
Section 4.28. Illegal Activity
No portion of the Individual Properties has been or will be purchased with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.
Section 4.29. Construction Expenses
All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have been paid in full. To Borrower’s knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting the Individual Properties which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.
Section 4.30. Personal Property
Borrower has paid in full for, and is the owner of, all Personal Property (other than tenants’ property) used in connection with the operation of the Individual Properties, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.
Section 4.31. Taxes
Borrower and Guarantor have filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Borrower nor Guarantor knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.32. Permitted Encumbrances
None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of the Individual Properties, impairs the use or the operation of the Individual Properties or impairs Borrower’s ability to pay its obligations in a timely manner.
Section 4.33. Federal Reserve Regulations
Borrower will use the proceeds of the Loan for the purposes set forth in Section 2.1(d) hereof and not for any illegal activity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.
Section 4.34. Investment Company Act
Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 4.35. Reciprocal Easement Agreements
(a) Neither Borrower, nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;
(b) All easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;
(c) All sums due and owing by Borrower to the other parties to the REA (or by the other parties to the REA to the Borrower) pursuant to the terms of the REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on the Individual Properties (or threat thereof been made) for failure to pay any of the foregoing;
(d) The terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and
(e) The terms, conditions, covenants, uses and restrictions contained in each Lease do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in the REA, any other Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.
Section 4.36. No Change in Facts or Circumstances; Disclosure
All information submitted by Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Individual Properties or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
Section 4.37. Intellectual Property
All trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s actual knowledge, uncontested. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.
Section 4.38. Survey
The surveys for the Individual Properties have been previously prepared for Borrower and delivered to Lender, and to the knowledge of Borrower do not fail to reflect any material matter affecting the Individual Properties or the title thereto.
Section 4.39. Compliance with Anti-Terrorism Laws
None of Borrower, Guarantor or any Person who Controls Borrower or Guarantor currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as a Embargoed Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns a direct or indirect equity interest in Borrower is an Embargoed Person or is Controlled by an Embargoed Person. None of Borrower or Guarantor is in violation of any applicable law relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with

Embargoed Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations (collectively, as the same may be amended from time to time, the “Patriot Act”). To the best of Borrower’s knowledge, no tenant at the Individual Properties is currently identified by OFAC or otherwise qualifies as an Embargoed Person, or is owned or Controlled by an Embargoed Person. Borrower has determined that Manager has implemented procedures approved by Borrower to ensure that no tenant at the Individual Properties is currently identified by OFAC or otherwise qualifies as an Embargoed Person, or is owned or Controlled by an Embargoed Person.
Section 4.40. Patriot Act
Neither Borrower nor Guarantor shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower and Guarantor, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any lender at any time to enable any lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, the Patriot Act. In addition, Borrower hereby agrees to provide to Lender any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.
Section 4.41. Survival
Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 5
BORROWER COVENANTS
From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
Section 5.1. Existence; Compliance with Legal Requirements
(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Individual Properties. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against the Individual Properties or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan

Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Individual Properties.
(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting the Individual Properties, provided that (i) no Default or Event of Default (which has not been expressly waived by Lender in writing in its sole discretion) has occurred; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Individual Properties is subject and shall not constitute a default thereunder; (iii) neither the Individual Properties, any part thereof or interest therein, any of the tenants or occupants thereof, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower or Lender; (v) Borrower shall have furnished the security as may be required in the proceeding or by Lender to ensure compliance by Borrower with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender.
Section 5.2. Maintenance and Use of Individual Properties
Borrower shall cause the Individual Properties to be maintained in a good and safe condition and repair. Borrower shall operate and manage the Individual Properties at all times in a professional manner and do all other acts which from the character or use of the Individual Properties may be reasonably necessary to maintain and preserve its value in a fashion consistent with past practices and otherwise consistent with the first-class quality of the Individual Properties. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender. If under applicable zoning provisions the use of all or any portion of the Individual Properties is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.
Section 5.3. Waste
Borrower shall not commit or suffer any waste of the Individual Properties or make any change in the use of the Individual Properties which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Individual Properties, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Individual Properties or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Individual Properties, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4. Taxes and Other Charges
(a) Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Individual Properties or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.4 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges showing that Taxes and Other Charges were paid prior to delinquency (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.4 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Individual Properties, and shall promptly pay for all utility services provided to the Individual Properties.
(b) Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Individual Properties nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Individual Properties; and (vi) Borrower shall furnish such security as may be required in the proceeding to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Taxes or Other Charges under protest). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Individual Properties (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
Section 5.5. Litigation
Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Individual Properties.
Section 5.6. Access to Individual Properties
Subject to the rights of Tenants under Leases, Borrower shall permit agents, representatives and employees of Lender, and prospective purchasers of all or any portion of the Loan, to inspect the Individual Properties or any part thereof at reasonable hours upon reasonable advance notice.

Section 5.7. Notice of Default
Borrower shall promptly advise Lender of any material adverse change in the condition (financial or otherwise) of Borrower, the Guarantor or the Individual Properties or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
Section 5.8. Cooperate in Legal Proceedings
Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
Section 5.9. Performance by Borrower
Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Individual Properties and any amendments, modifications or changes thereto.
Section 5.10. Awards; Insurance Proceeds
Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Individual Properties, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Individual Properties or any part thereof) out of such Awards or Insurance Proceeds.
Section 5.11. Financial Reporting
(a) Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and shall furnish to Lender:
(i) semi-annual certified rent rolls, signed and dated by Borrower, detailing the names of all Tenants of the Improvements, the portion of Improvements (in terms of square footage) occupied by each Tenant, the base rent, additional rent and any other charges payable under each Lease (including annual store sales required to be reported by Tenant under any Lease), and the term of each Lease, including the commencement and expiration dates and any tenant extension, expansion, termination or renewal options, the extent to which any Tenant is in default under any Lease, and any other information as is reasonably required by Lender, within forty-five (45) days after the end of each semi-annual period;
(ii) annual operating statements of the Property, prepared and certified by Borrower in the form required by Lender, detailing the revenues recognized, the expenses incurred and the net operating income before and after debt service (principal and interest) and major capital improvements for the period of calculation, within forty-five (45) days after the close of each fiscal year of Borrower;
(iii) (A) quarterly and annual balance sheets, profit and loss statements, and statements of change in financial position of Borrower, prepared and certified by Borrower in the form required by Lender (with the annual financial statements audited by an Acceptable Accountant), within forty-five (45) days after the end of each fiscal quarter or one hundred eighty (180) days after the close of each fiscal year of Borrower, as the case may be, and (B) in the event the Guarantor ceases to be public-traded on a nationally recognized exchange, balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Guarantor, prepared and certified by Guarantor in accordance with GAAP and within the designated time period reasonably required by Lender; provided, however, that the annual audited financial statements for all the Individual Properties may be contained in one statement so long as a separate combining schedule is attached to such statements; and
(iv) an Annual Budget not later than forty-five (45) days after the close of each fiscal year of Borrower in form reasonably satisfactory to Lender.
Notwithstanding the foregoing, upon the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), Borrower and Guarantor shall furnish Lender with annual audited balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Borrower and Guarantor in the form required by Lender and audited by an Acceptable Accountant, within sixty (60) days after the close of each fiscal year of Borrower and Guarantor, as the case may be,
(b) Upon request from Lender, Borrower shall promptly furnish to Lender:
(i) a property management report for the Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by Borrower to be true and complete, but no more frequently than quarterly;
(ii) an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and
(iii) a report of all letters of credit provided by any Tenant in connection with any Lease of any part of the Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.
(c) Borrower shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Lease pursuant to the terms of such Lease), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.
(d) All items requiring the certification of Borrower shall, except where Borrower is an individual, require a certificate executed by the general partner, managing member or a senior financial officer of Borrower, as applicable (and the same rules shall apply to any sole shareholder, general partner or managing member which is not an individual).
Section 5.12. Estoppel Statement
(a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, (vi) the amount and date Reserve Funds were last paid, and (vii) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
(b) Borrower shall use its commercially reasonable efforts to deliver to Lender, promptly upon request but not more than once per calendar year for each Tenant (which for calendar year 2009 shall be deemed once in addition to any and all estoppels delivered in connection with the closing of this Loan), duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the related Lease as Lender may require, including, but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.
Section 5.13. Leasing Matters.
(a) Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of the Individual Properties taken as a whole, (iv) is subject and subordinate to the Mortgage and the Tenant thereunder agrees to attorn to Lender, (v) does not contain any option, offer, right of first refusal, or other similar right to acquire all or any portion of the Individual Properties and (vi) has a base term of less than fifteen (15) years including options to renew. All proposed Leases which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section. No Lease shall include, or includes as of the date hereof, any free rent or “takeover” rent provisions except as set forth on Schedule I attached hereof.
(b) Borrower (i) shall observe and perform all the obligations imposed upon the landlord under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default which Borrower shall send or receive thereunder; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the landlord’s interest in any of the Leases or the Rents; (vi) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender; and (vii) shall maintain an appropriate type of tenant mix which is consistent with past practices and otherwise adheres to the character and first-class nature of the Individual Properties.
(c) Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a materially adverse effect on the value of the Individual Properties taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a materially adverse effect on the value of the Individual Properties taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender, at Borrower’s expense. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.
(d) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease.

Section 5.14. Property Management
(a) Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of such applicable Individual Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.
(b) If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding, (ii) an Event of Default has occurred (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), or (iii) a default has occurred and is then continuing beyond any applicable notice and cure periods under the Management Agreement, Borrower shall, at the request of Lender, terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Qualified Manager approved by Lender in its sole discretion, it being understood and agreed that the management fee for such replacement manager shall be subordinate to the Loan and not exceed then prevailing market rates (or, upon the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), not exceed three percent (3%) of gross revenues at the Individual Properties), and Borrower shall cause such replacement manager to execute an assignment and subordination of management agreement with the Lender on a form reasonably acceptable to Lender.
(c) In addition to the foregoing, in the event that Lender, in Lender’s reasonable discretion, at any time prior to the termination of the Assignment of Management Agreement, determines that the applicable Individual Property is not being managed in accordance with generally accepted management practices for projects similarly situated, Lender may deliver written notice thereof to Borrower and Manager, which notice shall specify with particularity the grounds for Lender’s determination. If Lender reasonably determines that the conditions specified in Lender’s notice are not remedied to Lender’s reasonable satisfaction by Borrower or Manager within thirty (30) days from the date of such notice or that Borrower or Manager have failed to diligently undertake correcting such conditions within such thirty (30) day period, Lender may direct Borrower to terminate the Management Agreement and to replace Manager with a Qualified Manager approved by Lender in its sole discretion, it being understood and agreed that the management fee for such replacement manager shall be subordinate to the Loan and not exceed then prevailing market rates (or, upon the occurrence of an Event of Default, not exceed three percent (3%) of gross revenues at the Individual Properties), and Borrower shall cause such replacement manager to execute an assignment and subordination of management agreement with the Lender on a form reasonably acceptable to Lender.
(d) Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to such Individual Property; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. In the event that Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be a Qualified Manager, it being understood and agreed that at all times the management fee shall be subordinate to the Loan and not exceed then prevailing market rates (or, upon the occurrence of an Event of Default, not exceed three percent (3%) of gross revenues at the Individual Properties), and Borrower shall cause such manager to execute an assignment and subordination of management agreement with the Lender on a form reasonably acceptable to Lender.
Section 5.15. Liens
Subject to Borrower’s right to contest same pursuant to the terms of the Mortgage, Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Individual Properties or permit any such action to be taken, except Permitted Encumbrances.
Section 5.16. Debt Cancellation
Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 5.17. Zoning
Borrower shall not initiate or consent to any zoning reclassification of any portion of the Individual Properties or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Individual Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.
Section 5.18. ERISA
(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
Section 5.19. No Joint Assessment
Borrower shall not suffer, permit or initiate the joint assessment of the Individual Properties with (a) any other real property constituting a tax lot separate from the Individual Properties, or (b) any portion of the Individual Properties which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Individual Properties.
Section 5.20. Reciprocal Easement Agreements
Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA. All accounts held in connection with any REA shall at all times be segregated, non-commingled accounts, and funds held in such accounts shall not be used or applied for any purposes other than as required and permitted by applicable REA.
Section 5.21. Alterations
Lender’s prior approval shall be required in connection with any alterations to any Improvements, exclusive of alterations to tenant spaces required under any Lease, (a) that may have a material adverse effect on the Individual Properties, (b) that are structural in nature or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, (iii) other securities acceptable to Lender, or (iv) a completion bond, provided that such completion bond is acceptable to the Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

ARTICLE 6
ENTITY COVENANTS
Section 6.1. Single Purpose Entity/Separateness
Until the Debt has been paid in full, each Borrower represents, warrants and covenants as follows:
(a) Each Borrower has not and will not (except as may be required or provided in this Agreement or the other Loan Documents):
(i) engage in any business or activity other than the ownership, operation and maintenance of the applicable Individual Property, and activities incidental thereto;
(ii) acquire or own any assets other than (A) the applicable Individual Property, and (B) such incidental Personal Property as may be necessary for the operation of the applicable Individual Property;
(iii) to the fullest extent permitted by applicable law, merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, fail to comply with the provisions of its organizational documents or amend, modify or terminate its organizational documents in any material respect, or in a manner which adversely affects Borrower’s existence, except as required by Lender;
(v) own any subsidiary, or make any investment in, any Person (except that a SPE Component Entity may have an interest in Borrower pursuant to Section 6.1(b) hereof);
(vi) except for past commingling of accounts, commingle its assets with the assets of any other Person, or permit any Affiliate (other than the Member (hereinafter defined) or an SPE Component Entity (hereinafter defined)) or constituent party independent access to its bank accounts;
(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions and/or (d) indebtedness, secured or otherwise, which has been paid in full prior to the date of this Agreement (and no contingent liabilities have survived such payoff); provided however, the aggregate amount of the indebtedness described in (B) and (C) with respective to the applicable Individual Property shall not exceed at any time three percent (3%) of the outstanding principal amount of the Loan in the aggregate among the entities acting collectively as Borrower;
(viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate;
(ix) enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xi) except for indebtedness which has been paid in full prior to the date hereof (and no contingent liabilities have survived such payoff), assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
(xii) make any loans or advances to any Person except as may be required pursuant to the terms of Leases, Permitted Encumbrances or Section 18(c) of the LLC Agreement (hereinafter defined);
(xiii) fail to file either its own tax returns or a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements);
(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;
(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the directors each SPE Component Entity (if any), including, without limitation, the Independent Directors, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;
(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses or, except to the extent delegated to the Manager, to use separate stationery, invoices and checks;
(xviii) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds;
(xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; or
(xx) fail to maintain a sufficient number of employees in light of its contemplated business operations.
(b) If any Borrower is a limited partnership or limited liability company (other than a springing member Delaware limited liability company), each general partner in the case of a limited partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be a corporation whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.1(a)(iii) — (vi) and (viii) — (xx), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) except in connection with Guarantor’s General Corporate Borrowings, will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation are substantially similar to those of such SPE Component Entity. Notwithstanding the foregoing, to the extent Borrower is a springing member Delaware limited liability company acceptable to Lender, so long as Borrower maintains such formation status, no SPE Component Entity shall be required.
(c) In the event a Borrower is a single member Delaware limited liability company, the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of such Borrower (“Member”) to cease to be the member of such Borrower (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of such Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Borrower, automatically be admitted to such Borrower (“Special Member”) and shall continue such Borrower without dissolution and (ii) Special

Member may not resign from such Borrower or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Borrower as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of such Borrower upon the admission to such Borrower of a substitute Member, (ii) Special Member shall be a member of such Borrower that has no interest in the profits, losses and capital of such Borrower and has no right to receive any distributions of such Borrower assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in such Borrower, (iv) Special Member, in its capacity as Special Member, may not bind such Borrower and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Borrower, including, without limitation, the merger, consolidation or conversion of such Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to such Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Borrower as Special Member, Special Member shall not be a member of such Borrower.
Upon the occurrence of any event that causes the Member to cease to be a member of such Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Borrower, agree in writing (i) to continue such Borrower and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of such Borrower in such Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of such Borrower and upon the occurrence of such an event, the business of such Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Borrower.
Section 6.2. Change of Name, Identity or Structure
Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, each SPE Component Entity (if any), or Guarantor, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or any SPE Component Entity (if any) if such change would adversely impact the covenants set forth in Section 6.1 and Section 6.4 hereof. Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Individual Properties, and representing and warranting that Borrower does business under no other trade name with respect to the Individual Properties. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.
Section 6.3. Business and Operations
Each Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, management and operation of the applicable Individual Property.
Section 6.4. Independent Director
(a) The organizational documents of each SPE Component Entity (if any) or, if Borrower is a Delaware single member limited liability company, Borrower, as applicable, shall provide that at all times there shall be, and Borrower shall cause there to be, at least one duly appointed member of the board of directors or one manager, as applicable (each an “Independent Director”) of such SPE Component Entity or Borrower, as applicable, reasonably satisfactory to Lender each of whom are not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as a director or manager, as applicable, of such SPE Component Entity or Borrower, as applicable, either (i) a stockholder, director (with the exception of serving as an Independent Director of the SPE Component Entity or Borrower, as applicable), officer, trustee, employee, partner, member (with exception of serving as a Special Member), attorney or counsel of Borrower, any SPE Component Entity, or any Affiliate of either of them; (ii) a creditor, customer, supplier, or other person who derives any of its purchases or revenues from its activities with any SPE Component Entity, Borrower or any Affiliate of either of them; (iii) a Person controlling or under common control with any Person excluded from serving as Independent Director under (i) or (ii); or (iv) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Director under (i) or (ii). A natural person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Director of the Borrower if such individual is an Independent Director provided by a nationally-recognized company that provides professional independent director (a “Professional Independent Director”) and other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent manager of a “special purpose entity” affiliated with the Borrower shall not be disqualified from serving as an Independent Director of the Borrower if such individual is either (i) a Professional Independent Director or (ii) the fees that such individual earns from serving as independent manager of affiliates of the Borrower in any given year constitute in the aggregate less than five percent

(5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those special purpose provisions contained in Section 6.1 of this Agreement.
(b) The organizational documents of each SPE Component Entity (if any) or, if Borrower is a Delaware single member limited liability company, Borrower, as applicable, shall provide that the board of directors of such SPE Component Entity or Borrower (if a member-managed springing member Delaware limited liability company), as applicable, shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires an unanimous vote of the board of directors of such SPE Component Entity or of Borrower (if a member-managed springing member Delaware limited liability company), as applicable, unless at the time of such action there shall be at least one member of the board of directors or one manager who is an Independent Director. Such SPE Component Entity or Borrower (if a member-managed, springing member Delaware limited liability company), as applicable, will not, without the unanimous written consent of its board of directors including each Independent Director or manager, as applicable, on behalf of itself or Borrower, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.
ARTICLE 7
NO SALE OR ENCUMBRANCE
Section 7.1. Transfer Definitions
For purposes of this Article 7, “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, Guarantor, any SPE Component Entity (if any), any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Guarantor, any SPE Component Entity (if any), any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
Section 7.2. No Sale/Encumbrance
(a) Borrower shall not cause or permit a Sale or Pledge of any Individual Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”) without the prior written consent of Lender, other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13.

(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell any Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party (other than Guarantor) is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests (except for a Parent Level Pledge, as defined below); (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.14.
Section 7.3. Permitted Transfers
Notwithstanding the provisions of Section 7.2, the following pledges and equity transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party, so long as Borrower delivers notice to Lender as soon as practicable thereafter and that such Restricted Party is promptly reconstituted, if applicable, following the death of such member, partner or shareholder and there is no change in Control of such Restricted Party as a result of such transfer; (b) the Sale or Pledge, in one or a series of transactions, of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer; (c) the sale, transfer or issuance of shares of common stock in any Restricted Party provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange; or (d) a Parent Level Pledge (as hereinafter defined); provided, however, as a condition to the effectiveness of any such Parent Level Pledge (other than such Parent Level Pledges in effect on the date of this Agreement), Lender shall receive not less than thirty (30) days prior written notice. Notwithstanding anything to the contrary contained in this Section 7.3, (a) no such pledges or transfers, as applicable, shall result in a change in Control in the Guarantor or any Affiliated Manager or change in Control of the day-to-day operation of Individual Properties, (b) after giving effect to any such pledges or transfers, as applicable, Guarantor must continue to (i) own, directly or indirectly, at least a fifty-one percent (51%) interest in the Borrower and any SPE Component Entity, (ii) Control the Borrower and any SPE Component Entity and (iii) Control the day-to-day operation of the Individual Properties, (c) after giving effect to any such pledges or transfers, as applicable, the Individual Properties shall continue to be managed by a Qualified Manager and (d) in the case of a pledge or transfer, as applicable, of any direct ownership interest in Borrower or any SPE Component Entity, such pledges or transfers, as applicable must at all times comply with the “special purpose entity” requirements in Section 6.1 hereof. The term “Parent Level Pledge” as used herein shall mean (i) the pledge or grant of a security interest in any Person’s direct or indirect equity interest(s) in a Restricted Party and/or (ii) the pledge of rights by any of Borrower’s constituent Persons to distributable cash flow from Borrower to such constituent Persons and/or (iii) any transfer in connection with subsection (i) hereinabove by reason of exercise of remedies, in each case, to secure Guarantor’s General Corporate Borrowings. The term “Guarantor’s General Corporate Borrowings” as used herein shall mean any operating debt facility of Guarantor for an amount of $500,000,000.00 or more (now or hereafter existing, as same may be supplemented, amended, extended, or renewed from time to time) (a) which is at all times secured by direct or indirect pledges of ownership interests or distributable cash flow (as applicable) in such number of entities (directly or indirectly owned by Guarantor and having interests in individual properties) sufficient to satisfy the Approved Borrowing Base Requirements of such operating debt facility and (b) for which the holder of such pledge is a major financial institution (including any entity that is an “accredited investor” pursuant to Regulation D under the Securities Act) with significant lending or operating real estate experience involving properties similar to the Property or other regional shopping centers similar to the Property. The term “Approved Borrowing Base Requirements” as used herein shall mean: (i) the borrowing base requirements as determined pursuant to Article IIA and pursuant to Subsections 6.18(ix), (x) and (xi) of Guarantor’s existing secured credit facility (to wit, that certain First Amended And Restated Secured Term Loan Agreement dated as of June 29, 2005, as heretofore amended) in the amount of $800,000,000.00 with KeyBank, National Association, as administrative agent and the lending institutions party thereto (the “KeyBank Borrowing Base Requirements”), or (ii) alternative borrowing base requirements substantially similar in all material respects to the KeyBank Borrowing Base Requirements.
Section 7.4. Lender’s Rights
Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, (c) a new manager for the Individual Properties and a new management agreement satisfactory to Lender, and (d) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.
Section 7.5. Release on Substitution of Properties
(a) Subject to the terms and conditions set forth in this Section 7.5 and no more than one (1) time with respect to the New Jersey Property and Georgia Property, respectively, during the term of the Loan, the applicable Borrower, as the case may be, may obtain and Lender shall provide (i) the release of the New Jersey Property and Georgia Property, as the case may be (in each instance, the “Released Property”) from the lien or security title of the respective Mortgage thereon (and related Loan Documents) and (ii) the release of the respective Borrower’s obligations under the Loan Documents with respect to such Released Property (other than those obligations expressly stated to survive), by simultaneously substituting one Permitted Substitution Property or, pursuant to Section 7.5(b), up to two Permitted Substitution Properties (each, a “Substitute Property” and collectively the “Substitute Properties”) for the Released Property. Notwithstanding the foregoing, at no time during the term of the Loan shall the Individual Properties comprise of more than two individual properties (or, pursuant to Section 7.5(b), up to three individual properties). The applicable Borrower, as the case may be, may make a written application to Lender for Lender’s consent to any such substitution (a “Substitution”) in accordance with Section 7.5(a)(i) below. Lender’s consent and cooperation shall not be unreasonably withheld. Any Substitution consented to by Lender shall be subject, in each case, to the satisfaction of the following conditions precedent:
(i) Borrower shall request such Substitution by written notice to Lender given at least ninety (90) days prior to the date on which the Substitution is to occur (the “Substitution Date”);
(ii) Borrower shall have provided to Lender all industry standard property due diligence material similar to the due diligence material provided to Lender in connection with the origination of the Loan (e.g., title, survey, leases, engineering report, environmental report) with respect to each Substitute Property at least forty-five (45) days before the Substitution Date, and such due diligence material must be satisfactory to Lender;
(iii) Lender shall have received tenant estoppel letters, each substantially in Lender’s standard form, from such Tenants at the Substitute Property as may be reasonably required by Lender;
(iv) Lender shall have received subordination, non-disturbance and attornment agreements, each substantially in Lender’s standard form (or such other form required by any applicable lease provided the same would be satisfactory to Lender), from such Tenants at the Substitute Property as may be reasonably required by Lender;
(v) after giving effect to the Substitution, the Debt Service Coverage Ratio for all of the Individual Properties (including the Substitution Properties) shall be no less than 1.4 to 1.0 based on the preceding six month period and annualized;
(vi) after giving effect to the Substitution, the loan-to-value ratio for all of the Individual Properties (including the Substitution Properties) shall be no greater than fifty percent (50%) based on the “as is where is values” of the Individual Properties (including the Substitution Properties) as shown in current MAI appraisals dated within forty-five (45) days of the Substitution Date in form and substance satisfactory to Lender;

(vii) no Default is then continuing or Event of Default shall have occurred (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion) at the time that the Substitution request is made or on the Substitution Date, nor will any Default or Event of Default occur immediately following the Substitution Date;
(viii) Borrower and Guarantor shall execute and deliver such other consents, certificates, documents, agreements or instruments as Lender may reasonably request (including, without limitation, a mortgage or deed of trust and assignment of leases and rents granted by the applicable new Borrower to Lender with respect to the Substitute Property and any modifications to this Agreement or the other Loan Documents necessitated by the substitution and a ratification of the Guaranty);
(ix) Borrower shall deliver a certificate certifying that (A) all information delivered to Lender by or on behalf of Borrower in connection with the Substitution is true, accurate and complete in all material respects, (B) the representations and warranties of Borrower and Guarantor contained in this Agreement and the other Loan Documents shall be true and correct in all material respects as of the Substitution Date with the same effect as if made on and as of such date;
(x) Borrower shall make such changes to the Loan Documents as may be reasonably required by Lender in connection with the Substitution and Substitute Properties, but without changing the Note Rate or other material economic terms;
(xi) Borrower shall certify to Lender that the requirements set forth in Article 3 herein will be re-satisfied as of the Substitution Date;
(xii) the owner of the respective Substitute Property shall be an entity wholly owned directly or indirectly by Guarantor and structured in all respects as required by Lender in accordance with Article 6 hereof; and
(xiii) Borrower shall pay all costs and expenses incurred by Lender in connection with such Substitution, including reasonable attorneys’ fees.
(b) In the case of a proposed substitution of the New Jersey Property and subject to the conditions set forth in Section 7.5(a), should Borrower desire to enter into a contract to sell the New Jersey Property, then Borrower shall deliver to Lender notice of such intended sale accompanied by a copy of the proposed contract (the “New Jersey Sale Contract”), subject to any confidentiality provisions contained therein (in which case New Jersey Borrower shall provide to Lender a version of the New Jersey Sale Contract redacting any material economic terms, information relating to other properties and the identity of the purchaser). Thereafter, Lender agrees to work with Borrower in good faith to identify up to two Permitted Substitution Properties acceptable to Lender in its reasonable discretion to substitute for the New Jersey Property in order to facilitate New Jersey Borrower’s sale of the New Jersey Property pursuant to the New Jersey Sale Contract; provided, however, in the event Lender and Borrower mutually agree on two Permitted Substitution Properties to substitute in place of the New Jersey Property, in addition to satisfaction of the conditions set forth in Section 7.5(a), it shall be a further condition precedent to the Substitution that all inspection periods under the New Jersey Sales Contract have expired, with any earnest money posted under the New Jersey Sales Contract “hard” and nonrefundable (except on terms typically negotiated in the event of casualty, condemnation, default and failure of conditions precedent not performable until the closing of such sale), and that all conditions precedent to the closing of such sale have been satisfied or waived in writing unless such conditions precedent by their terms are not performable until the closing of such sale.
ARTICLE 8
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 8.1. Insurance
(a) Borrower shall obtain and maintain, or cause to be maintained, at all times insurance for Borrower and each Individual Property providing at least the following coverages:
(i) comprehensive special form cause of loss property insurance on the Improvements and the Personal Property (A) in an amount equal to not less than one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) written on a replacement cost basis and containing either an agreed amount endorsement with respect to the Improvements and Personal Property and a waiver of all co-insurance provisions; (C) providing for no deductible in excess of $10,000 for all such insurance coverage; (D) at all times insuring against at least those hazards that are commonly insured against under a special form cause of loss policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the special form cause of loss required under this subsection (i);
(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 per location and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the indemnities contained in Article 12 and Article 14 hereof to the extent the same is available;
(iii) loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of Restoration or the expiration of twenty-four (24) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Individual Property for the succeeding period of coverage required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;
(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “special causes of loss” insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(v) workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Individual Property, or in connection with the Individual Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vii) excess liability insurance in an amount not less than $75,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (ii) above; and
(viii) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.
The Policies required to be maintained pursuant to clauses (i) through (viii) above shall not contain exclusions for acts of terrorism or similar acts of sabotage (with respect to either Certified Coverage or Non-Certified Coverage), but may exclude acts of war and nuclear, chemical and biological acts (“Acts of Terror”), or alternatively, Borrower shall have obtained and shall maintain throughout the term of Loan affirmative coverage thereunder insuring against Acts of Terror satisfactory to Lender in all respects and in the amounts and subject to the deductibles described in Sections 8.1(a)(i) and 8.1(a)(iii) above (the “Terrorism Coverage”). Notwithstanding anything to the contrary contained herein, (i) if, after the Closing Date and at the expiration of any applicable Policy, it is no longer customary for Qualified Insurers insuring properties similar to the Individual Property to (1) exclude acts of war and/or nuclear, chemical and/or biological acts, the Borrower shall obtain and maintain Terrorism Coverage without each of such referenced exclusions which are no longer customarily excluded by such Qualified Insurers and (2) exclude Acts of Terror from such Policies, then Borrower shall obtain and maintain said Policies without said exclusion and (ii) in the event that TRIA is no longer in effect, the Terrorism Coverage for acts similar to acts included within the Certified Coverage under TRIA shall be maintained in the amount of full replacement cost and business income as provided in this Section 8.1.
(b) All insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State or issue policies on a non-admitted basis and at least 90% of the coverage shall be from insurers having a claims paying ability rating of “A” or better by S&P (and the equivalent from the other Rating Agencies) (or such other ratings promulgated from time to time by S&P and Moody’s for properties and transactions similar in type and size to the Individual Property and the Loan). The Policies described in Section 8.1(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender. To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender prior to the Closing Date an Acord 28 or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon request of Lender as soon as available after the Closing Date, certified copies of all Policies. Not less than five (5) Business Days following the expiration dates of any insurance coverage in place with respect to the Individual Property, Borrower shall deliver to Lender an Acord 28 or similar certificate, accompanied by evidence satisfactory to Lender of payment of the premiums due in connection therewith (the “Insurance Premiums”), and, as soon as available thereafter, certified copies of all renewal Policies.
(c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Individual Property in compliance with the provisions of Section 8.1(a).
(d) All Policies provided for or contemplated by Section 8.1(a), except for the Policy referenced in Section 8.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e) All Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:
(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled by the insurer without at least thirty (30) days’ (ten (10) days’ in the case of non-payment of premium) prior written notice to Lender and any other party named therein as an additional insured;
(iii) the issuers thereof shall give written notice to Lender if the Policies have not been renewed ten (10) days prior to its expiration; and
(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Individual Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 8.2. Casualty
If any applicable Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property in accordance with Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Lender; provided, however, if an Event of Default has occurred (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds.
Section 8.3. Condemnation
Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any applicable Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any applicable Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. If the applicable Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Borrower shall adjust all claims for Condemnation Proceeds in consultation with, and approval of, Lender; provided, however, if an Event of Default has occurred (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), Lender shall have the exclusive right to participate in the adjustment of all claims for Condemnation Proceeds.

Section 8.4. Restoration
The following provisions shall apply in connection with the Restoration of each Individual Property:
(a) If the Insurance Proceeds shall be less than the First Threshold Amount, Borrower may determine in its reasonable discretion whether or not to apply the Insurance Proceeds to the Restoration.
(b) If the Condemnation Proceeds shall be less than the Second Threshold Amount, Borrower may determine in its reasonable discretion whether or not to apply the Condemnation Proceeds to the Restoration.
(c) If the Insurance Proceeds shall be equal to or greater than the First Threshold Amount but less than the Third Threshold Amount, the Insurance Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 8.4(f)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(d) If the Insurance Proceeds are equal to or greater than the Third Threshold Amount, Lender shall, in its sole discretion, determine whether to make the Insurance Proceeds available for the Restoration in accordance with the provisions of this Section 8.4 or to apply the Net Proceeds to the payment of the Debt.
(e) If the Condemnation Proceeds are equal to or greater than the Second Threshold Amount, Lender shall, in its sole discretion, determine whether to make the Condemnation Proceeds available for the Restoration in accordance with the provisions of this Section 8.4 or to apply the Net Proceeds to the payment of the Debt. Notwithstanding the foregoing, regardless of the amount of the Condemnation Proceeds, Lender shall, in its sole discretion, determine whether to make the Condemnation Proceeds available for the Restoration in accordance with the provisions of this Section 8.4 or to apply the Condemnation Proceeds to the payment of the Debt if a threatened or actual Condemnation could reasonably be expected to result in (i) abatement of twelve and one-half percent (12.5%) or more of the rent payable under all the leases at the applicable Individual Property or (ii) a material adverse effect on (A) the Individual Property, including, without limitation, any uncured issues with respect to the building, parking, access or zoning requirements applicable to the Individual Property, (B) the enforceability, validity, perfection or priority of the lien or security title of the Mortgage, as applicable, or other Loan Documents or (C) the ability of Borrower to perform its obligations under the Loan Documents.
(f) The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 8.1(a)(i), (iv), (vi) and (viii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i) Subject to Section 8.4(a)-(e) above, the Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions is met:
(A) no Event of Default shall have occurred (that has not been expressly waived by Lender in writing in its sole discretion);
(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty and the amount of damage does not exceed thirty percent (30%) of the applicable Individual Property’s fair market value immediately prior to the occurrence of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than twenty percent (20%) of the land constituting the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, and less than twenty-five percent (25%) of the aggregate floor area of the Improvements is taken and the taking does not exceed twenty-five percent (25%) of the applicable Individual Property’s fair market value immediately prior to the occurrence of such taking;
(C) Leases covering in the aggregate at least eighty percent (80%) of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, and each Major Lease in effect as of such date shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;
(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs);
(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 8.1(a)(iii) above or otherwise available;
(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases or material agreements affecting the applicable Individual Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);

(G) the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements and Leases;
(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and Leases;
(I) such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the applicable Individual Property or the Improvements;
(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and
(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.
(ii) The Net Proceeds shall be held by Lender until disbursements commence, and, until disbursed in accordance with the provisions of this Section 8.4, shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.4(f)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full; provided, however, that Lender will release the portion of the Net Proceeds being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Borrower certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien or security title of the Mortgage, as applicable, and evidence of payment of any premium payable for such endorsement, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property (subject to Borrower’s right to contest) which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Notwithstanding the foregoing, Business Interruption

Proceeds shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents, including the payment of Actual Operating Expenses. If required by Lender, the release of any such portion of the Net Proceeds shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $100,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.
(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(f), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(f) and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien or security title of the Mortgage, as applicable, and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(f) shall constitute additional security for the Debt and other obligations under the Loan Documents.
(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(f), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion) under the Note, this Agreement or any of the other Loan Documents.
(g) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 8.4(f)(vii) may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate. If, pursuant to this Section 8.4, Lender shall receive and retain Net Proceeds, (i) the lien or security title of the Mortgage, as applicable, shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt; and (ii) notwithstanding any other provisions hereof, Borrower shall not be required to repair or restore the portion of the applicable Individual Property affected by such Casualty or Condemnation to the condition or character the applicable Individual Property was in immediately prior to such Casualty or Condemnation so long as no Event of Default exists, but Borrower shall be required to remove all debris with respect to the portion of the applicable Individual Property not required to be restored in a manner that is safe and is not dangerous to health or other property and is in compliance with all applicable laws.
(h) In the event of foreclosure of the Mortgage, or other transfer of title to any of the Individual Properties in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the applicable Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.
ARTICLE 9
RESERVES
Section 9.1. Intentionally Omitted
Section 9.2. Termination Fee Reserve
(a) Upon the occurrence of a Tenant termination described below, Borrower agrees that Lender shall establish an account with Lender’s Agent in the name of Lender and under the exclusive control of Lender (“Termination Fee Account”) into which Borrower shall deposit any sum or termination fee payable to Borrower in connection with each and every occurrence of a Tenant’s election to exercise any early termination option contained in its respective Lease or negotiated between Tenant and Borrower on the date of Borrower’s receipt thereof (the “Termination Fee”), only if and to the extent that any such Termination Fee is in excess of such applicable Tenant’s base rent, additional rent and common area maintenance charges for one calendar year. Amounts so deposited shall hereinafter be referred to as the “Termination Fee Funds.”
(b) Such Termination Fee Funds will be disbursed to Borrower from the Termination Fee Account on a pro-rata square footage basis upon re-leasing of the applicable terminated Tenant space and satisfaction of the Release Criteria. Notwithstanding the foregoing, all remaining Termination Fee Funds applicable to such terminated Tenant space shall be returned to Borrower upon (i) delivery of evidence to Lender that ninety percent (90%) or more of the terminated Tenant space has been re-leased and satisfaction of the Release Criteria or (ii) payment in full of the Loan.
Section 9.3. Re-leasing Reserve
(a) If at any time the Leased Occupancy Rate at any Individual Property falls to less than eighty-five percent (85%), Lender shall require Borrower to deposit with Lender’s Agent an amount equal to $30 per square foot for each square foot of Vacant Space that exists at the Individual Property below a Leased Occupancy Rate of ninety percent (90%) (“Re-leasing Funds”). Such Re-leasing Funds shall be deposited by Borrower into an account established by Lender with Lender’s Agent in the name of Lender and under the exclusive control of Lender (“Re-leasing Account”) at the end of the calendar quarter following the calendar quarter in which the occupancy report in form and substance acceptable to Lender for the applicable Individual Property, which such occupancy report shall be delivered to Lender by Borrower at the end of each calendar quarter, reflect a Leased Occupancy Rate of less than eighty-five percent (85%).
(b) Such Re-leasing Funds will be disbursed from the Re-leasing Account in order to fund actual re-leasing costs, tenant improvements and leasing commissions in connection with the re-leasing of Tenant space at the applicable Individual Property and upon satisfaction of the Release Criteria. If, after the re-leasing of a Vacant Space, the actual re-leasing costs for such space totaled less than $30 per square foot, the remaining portion of the Re-leasing Funds deposited for such re-leased space shall be disbursed to Borrower, so long as at the time of such disbursement the amount of Re-leasing Funds on deposit in the Re-leasing Account are equal to or more than $30 per square foot of Vacant Space at the applicable Individual Property below a Leased Occupancy Rate of ninety percent (90%). Notwithstanding the foregoing, all remaining Re-leasing Funds shall be returned to Borrower upon (i) the Leased Occupancy Rate at the applicable Individual Property equaling eight-five percent (85%) or more and satisfaction of the Release Criteria or (ii) payment in full of the Loan.
Section 9.4. Tax and Insurance Funds
Upon Lender’s election, Borrower shall deposit (or cause to be deposited) into an account with Lender’s Agent in the name of Lender and under the exclusive control of Lender (hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”) on each Scheduled Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes payable, or estimated by Lender to be payable, during the next ensuing twelve (12) months (such sum, the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (b) except to the extent Lender has waived the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one-twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (such sum, the “Monthly Insurance Deposit”) (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event Lender shall elect, after the Closing Date, to collect payments in escrow for Insurance Premiums, Borrower shall pay to Lender an initial deposit to be determined by Lender, in its sole discretion, to increase the amounts in the Insurance Account to an amount which, together with anticipated monthly escrow payments, shall be sufficient to pay all Insurance Premiums as they become due. Borrower agrees to notify Lender immediately of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Lender or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Lender shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the aggregate amounts due for Taxes and Insurance Premiums pursuant to Sections 5.4 and 8.1 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Funds. If the Tax and Insurance Funds are not sufficient to pay the amounts set forth above, Borrower shall promptly pay to Lender, upon demand, an amount which Lender shall reasonably estimate as sufficient to make up the deficiency.

Section 9.5. Security Deposit Reserve
Upon the occurrence of an Event of Default or the occurrence of Borrower’s springing obligation to deposit any Re-leasing Funds into the Re-leasing Account pursuant to Section 9.3 herein, Borrower agrees that Lender shall establish an account with Lender’s Agent in the name of Lender and under the exclusive control of Lender (the “Security Deposit Account”) into which Borrower shall promptly deposit all cash security deposits under the Leases held by Borrower or Borrower’s agent and, in the event any security deposit is held in the form of a letter of credit, Borrower shall promptly assign such letter of credit to Lender in a manner reasonably acceptable to Lender. Amounts so deposited or transferred shall hereinafter be referred to as the “Security Deposit Funds.”
Section 9.6. Reserve Funds Generally
(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.6 are intended to give Lender “control” of the Reserve Accounts and the Account Collateral within the meaning of the UCC.
(b) Notwithstanding anything to the contrary in this Article 9, upon the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), without notice from Lender (a) Borrower shall have no rights in respect of the Reserve Accounts, (b) Lender may liquidate and transfer any amounts then invested pursuant to the applicable terms hereof to the Reserve Accounts or reinvest such amounts as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Reserve Account or any Account Collateral, and (c) Lender shall have all rights and remedies with respect to the Reserve Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Mortgage, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Mortgage, may apply the amounts of such Reserve Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.
(c) The Reserve Funds shall be maintained together in a separate segregated account and may not be commingled with other monies held by Lender.
(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from each of its covenants, agreements and obligations contained in this Agreement and in the other Loan Documents.
(f) Borrower agrees to pay all the customary fees and expenses in connection with the maintenance and operation of the Reserve Accounts, and Borrower hereby authorizes Lender, in Lender’s sole discretion, to direct Lender’s Agent to offset any such fees and expenses against interest otherwise payable to Borrower on the terms of subsection (g) below. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Reserve Accounts or the performance of the obligations for which the Reserve Funds or the related Reserve Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Reserve Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
(g) So long as no Event of Default has occurred (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), interest and other earnings accrued on any Reserve Account shall be added to the amounts in the Reserve Account for the benefit of Borrower. In no event shall Lender or any Agent that at any time holds or maintains the Reserve Account be required to select any particular account or credit funds therein at the highest business savings or comparable rate of interest, provided that selection of the account and the rate of interest credited to Borrower on funds deposited therein shall be consistent with the general standards at the time being utilized by Lender or the Agent, as applicable, in establishing similar accounts. Borrower agrees that Lender and Lender’s Agent shall report all interest to which it is entitled under the terms hereof of Reserve Funds as the income of Borrower (and, if Borrower is a partnership or other pass-through entity, the partners, members or beneficiaries of Borrower, as the case may be), and shall be the owner of the Reserve Funds for federal and applicable state and local tax purposes, except to the extent that Lender retains any interest for its own account during the occurrence and continuance of an Event of Default as provided herein.
(h) Borrower acknowledges and agrees that the Reserve Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Account except with the prior written consent of Lender or as otherwise provided herein.
(i) Borrower shall execute and deliver to Lender for filing a financing statement or statements under the UCC in connection with any of the Reserve Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Account or Account Collateral.
ARTICLE 10
CASH MANAGEMENT
Section 10.1. Lockbox Account
(a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, (i) pursuant to the Lockbox Agreement, a separate and identifiable account from all other funds held by the holding institution into which Borrower shall, and shall cause Manager to, deposit or cause to be deposited, all Rents and other revenue from the Individual Properties (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Lockbox Account”), and (ii) an account with Lender’s Agent in the name of Lender and under the exclusive control of Lender into which funds in the Lockbox Account shall be transferred pursuant to the terms of Section 10.2(b) hereof (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are referred to herein as the “Cash Management Account”).
(b) The Lockbox Account shall be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes (except to the extent Lender retains any interest earned on the Cash Management Account for its own account following the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion)). Sums on deposit in the Cash Management Account shall be invested as determined and directed by Lender and all income earned thereon shall be the income of Borrower and be applied to and become part of the Cash Management Account. Neither Lockbox Bank nor Lender shall have any liability for any loss resulting from the investment of funds in accordance with the terms and conditions of this Agreement.
(c) The Lockbox Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other party claiming on behalf of, or through, Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.
(d) Borrower agrees to pay the customary fees and expenses of Lockbox Bank (incurred in connection with maintaining the Lockbox Account) and Lender (incurred in connection with maintaining the Cash Management Account) and any successors thereto in connection therewith, as separately agreed by them from time to time.
Section 10.2. Deposits and Withdrawals
(a) Borrower represents, warrants and covenants that:
(i) Within five (5) days of the date hereof, Borrower shall deliver to Lender evidence that Borrower has previously notified and advised each Tenant under each

Lease (whether such Lease is presently effective or executed after the date hereof) to send directly to the Lockbox all payments of Rents or any other item payable under such Leases pursuant to an instruction letter in the form of Exhibit C attached hereto (a “Tenant Direction Letter”). If Borrower fails to provide any such notice (and without prejudice to Lender’s rights with respect to such default), Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to sign and deliver a Tenant Direction Letter;
(ii) Borrower shall, and shall cause Manager to, instruct all Persons that maintain open accounts with Borrower or Manager with respect to the Individual Properties or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Individual Properties to deliver all payments due under such accounts to the Lockbox. Neither Borrower nor Manager shall direct any such Person to make payments due under such accounts in any other manner;
(iii) All Rents or other income from the Individual Properties shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower or Manager, and (C) if received by Borrower or Manager notwithstanding the delivery of a Tenant Direction Letter, be deposited in the Lockbox Account within one (1) Business Day of receipt;
(iv) Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever or direct or cause any Tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter; and
(v) So long as any portion of the Debt remains outstanding, neither Borrower, Manager nor any other Person shall open or maintain any accounts other than the Lockbox Account into which revenues from the ownership and operation of the Individual Properties are deposited. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to the express terms of this Agreement.
(b) Notwithstanding anything to the contrary herein, provided no Event of Default has occurred (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), at all times, Borrower shall have the right to the funds on deposit in the Lockbox Account and Lockbox Bank shall disburse such funds to a Borrower’s account as designated by Borrower from time to time pursuant to the Lockbox Agreement. Upon the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), (i) all rights of Borrower to the funds in the Lockbox Account shall immediately cease and be automatically vested with Lender, and (ii) Borrower hereby irrevocably authorizes Lockbox Bank (as set forth in the Lockbox Agreement) to transfer, or cause to be transferred, on a daily basis all collected and available balances in the Lockbox Account to the Cash Management Account to be held until disbursed by Lender pursuant to the Loan Agreement. All rights of Lender to the withdrawal of funds from the Lockbox Account shall immediately cease and be automatically vested with Borrower upon the payment in full of the Debt.
Section 10.3. Security Interest
(a) Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all funds now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds therein shall constitute additional security for the Debt. The provisions of this Article 10 are intended to give Lender “control” of the Accounts and the Account Collateral within the meaning of the UCC.
(b) Notwithstanding anything to the contrary in this Article 10, upon the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), without notice from Lender (a) Borrower shall have no rights in respect of the Accounts, (b) Lender may liquidate and transfer any amounts then invested pursuant to the applicable terms hereof to the Accounts or reinvest such amounts as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (c) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Mortgages, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Mortgage, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.
(c) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the funds deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.
(d) The insufficiency of any balance in any of the Accounts shall not relieve Borrower from each of its covenants, agreements and obligations contained in this Agreement and in the other Loan Documents.
(e) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the related Accounts or Account Collateral or the performance of the obligations for which the Accounts or Account Collateral were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts or Account Collateral; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
(f) Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.
(g) Borrower shall deliver to Lender for filing a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.
ARTICLE 11
EVENTS OF DEFAULT; REMEDIES
Section 11.1. Event of Default
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a) if any portion of the Debt is not paid on or before the third (3rd) Business Day following the date the same is due or if the entire Debt is not paid on or before the Maturity Date;
(b) except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges are not paid prior to delinquency;
(c) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender as provided in Section 8.1;
(d) if Borrower breaches any covenant with respect to itself or its general partner contained in Article 6 or any covenant contained in Article 7 hereof;
(e) if any representation or warranty of, or with respect to, Borrower, Guarantor, any general partner of Borrower, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;
(f) if (i) Borrower, Guarantor, or any managing member or general partner of Borrower shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Guarantor, or any managing member or general partner of Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Guarantor, or any managing member or general partner of Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower, Guarantor, or any managing member or general partner of Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower, Guarantor, or any managing member or general partner of Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, Guarantor, or any managing member or general partner of Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(g) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Individual Properties, whether it be superior or junior in lien to the Mortgage;
(h) subject to Borrower’s right to contest as provided elsewhere in this Agreement, if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;
(i) if any federal tax lien is filed against Borrower, any member or general partner of Borrower, Guarantor, or any general partner of Borrower or any Individual Property and same is not discharged of record within thirty (30) days after same is filed;
(j) if a judgment is filed against the Borrower in excess of $50,000 which is not vacated, bonded or discharged within thirty (30) days;
(k) if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;
(l) if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA; or

(m) if any “Event of Default” listed in Section 20.11 herein occurs with respect to the Condominium;
(n) if any default occurs under the Condominium Documents and such default continues after the expiration of applicable grace periods, if any; or
(o) if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than fifteen (15) days after notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such fifteen (15) day period and Borrower shall have commenced to cure such default within such fifteen (15) day period and thereafter diligently and expeditiously proceeds to cure the same, such fifteen (15) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days.
Section 11.2. Remedies
(a) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(f) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Individual Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Individual Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 11.1(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
(b) Upon the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Individual Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE 12
ENVIRONMENTAL PROVISIONS
Section 12.1. Environmental Representations and Warranties
(a) Borrower represents and warrants, based upon an Environmental Report of the Individual Property and information that Borrower knows or should reasonably have known, that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any Individual Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Individual Properties for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing pursuant to an Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from the Individual Properties except as described in the Environmental Report; (c) there is no threat of any Release of Hazardous Materials migrating to the Individual Properties except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Individual Properties except as described in the Environmental Report; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person relating to Hazardous Materials in, on, under or from the Individual Properties; (f) each Individual Property is free of Mold; and (g) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Individual Properties known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Individual Properties and/or to the environmental condition of or the presence of Mold at the Individual Properties. Borrower represents and warrants that, to the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event since the date of the Environmental Report that would make any information contained in the Environmental Report inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the environmental condition of the Individual Properties.
Section 12.2. Environmental Covenants
Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of the Individual Properties: (a) all uses and operations on or of the Individual Properties, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from the Individual Properties; (c) there shall be no Hazardous Materials in, on, or under the Individual Properties, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the Individual Properties for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing or (C) with respect to Mold, not in a condition, location, or of a type which may pose a risk to human health or safety or the environment or which may result in damage to or would adversely affect or impair the value or marketability of the Individual Properties; (d) Borrower shall keep the Individual Properties free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Individual Properties, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that any Individual Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall keep the Individual Properties free of Mold; and (h) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Individual Properties; and (ii) comply with any Environmental Law; (i) Borrower shall not allow any tenant or other user of the Individual Properties to violate any Environmental Law; and (j) Borrower shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Individual Properties; (B) any non-compliance with any Environmental Laws related in any way to the Individual Properties; (C) any actual or potential Environmental Lien against the Individual Properties; (D) any required or proposed remediation of environmental conditions relating to the Individual Properties; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials. Any failure of Borrower to perform its obligations pursuant to this Section 12.2 shall constitute bad faith waste with respect to the Individual Properties.
Section 12.3. Lender’s Rights
Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Individual Properties at all reasonable times to assess any and all aspects of the environmental condition of the Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender.
Section 12.4. Operations and Maintenance Programs
If recommended by the Environmental Report or any other environmental assessment or audit of the Individual Properties, Borrower shall establish and comply with an operations and maintenance program with respect to the Individual Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on the Individual Properties. Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at Borrower’s sole expense, supplemental examination of the Individual Properties by consultants specified by Lender, (d) access to the Individual Properties by Lender, its agents or servicer, to review and assess the environmental condition of the Individual Properties and Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.
Section 12.5. Environmental Definitions
“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or the Individual Properties and relate to Hazardous Materials or protection of human health or the environment. “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person. “Environmental Report” means the written reports resulting from the environmental site assessments of the Individual Properties previously prepared for Borrower and delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Individual Properties is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in the Individual Properties, including, without limitation, building materials which is in a condition, location or a type which may pose a risk to human health or safety or the environment, may result in damage to or would adversely affect or impair the value or marketability of the Individual Properties. “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
ARTICLE 13
SECONDARY MARKET
Section 13.1. Transfer of Loan
Lender shall not sell, transfer or assign the Loan Documents or any of the security for the Loan, or grant participations therein, or syndicate the Loan, to any Person which is not (a) an Affiliate of, or Controlled by, the Otto Family and/or (b) one or more Institutional Lender(s). Notwithstanding the foregoing, upon the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), at Lender’s cost, Lender may sell, transfer or assign the Loan Documents or any of the security for the Loan (or any portion thereof and/or any interest therein), or grant participations therein, or syndicate the Loan, to any Person or Persons from time to time. At Lender’s cost, Lender may sell, transfer or assign the Loan Documents or any of the security for the Loan, or grant participations therein, or syndicate the Loan, to (a) any Person which is (i) an Affiliate of, or Controlled by, the Otto Family and/or (ii) one or more Institutional Lender(s), as described in the first sentence of this Section 13.1, (b) any Person upon the occurrence of an Event of Default, as described in the second sentence of this Section 13.1), and/or (c) any Person(s) not otherwise permitted by the first two sentences of this Section 13.1 and with the prior written consent of Borrower, not to be unreasonably withheld or delayed. It shall be deemed reasonable for Borrower to withhold consent to a proposed transfer by Lender to any entity which is not an Institutional Investor if such entity is a publicly-listed real estate investment trust in the business of acquiring, developing, owning, leasing and managing retail shopping centers.
Section 13.2. Right of First Offer
(a) Notwithstanding anything to the contrary contained herein, upon the occurrence of a ROFO Trigger Event, Lender shall deliver to Borrower written notice of the ROFO Price and Borrower shall have ten (10) Business Days from Borrower’s receipt of Lender’s notice in which to exercise its option to purchase the Loan (or partially paydown the Loan, if applicable and as hereinafter described) in accordance with Section 13.2(b) below. Borrower’s failure to respond within ten (10) Business Days shall be deemed an election by Borrower not to purchase the Loan (or partially paydown the Loan, if applicable and as hereinafter described).
(b) Upon delivery of written notice to Lender within the ten (10) Business Day period described in Section 13.2(a), Borrower shall be deemed to have elected and to be irrevocably obligated to purchase the Loan in its entirety or to paydown a portion of the Loan, as applicable, for an amount equal to the applicable ROFO Price. If such ROFO Trigger Event was an offer for purchase of a portion of the Loan, then the ROFO Price to be paid by Borrower shall be paid in the form of a partial paydown of the principal amount of the Note at par without any prepayment fee assessed pursuant to Section 2.3 of this Agreement; provided, however, if the ROFO Price is greater than the equivalent principal amount of the Note at par, then Borrower agrees to pay to Lender the actual ROFO Price but the principal amount of the Note shall be reduced only by the designated portion of the Note being purchased at par and all portions of the ROFO Price above such purchased amount shall be deemed a prepayment fee earned by Lender. Should Borrower elect to purchase the Loan in its entirety, (1) Lender shall draft and deliver to Borrower commercially reasonable transfer documents (without representation or warranty) necessary to effect such a transfer, and (2) Borrower shall draft and deliver to Lender reasonable evidence of Borrower’s authority to purchase the Loan; if the ROFO Trigger Event was an offer for purchase of a portion of the Loan, transfer and authority documents are not applicable since such transaction as between Borrower and Lender shall be effected as a partial paydown of the Loan as aforesaid. If Borrower elects to exercise its ROFO but fails to close the transaction (by delivering to Lender all required documentation and by tendering to Lender the ROFO Price) within twenty (20) Business Days after Lender’s receipt of Borrower’s election notice, then such failure to close shall be deemed an Event of Default and Lender shall be entitled to any and all remedies available under this Agreement, at law and in equity, including, without limitation, (i)

declaring the Debt to be immediately due and payable (along with all prepayment fees assessed pursuant to Section 2.3 of this Agreement), (ii) enforcing the terms of this Section 13.2, and (iii) seeking damages for the Borrower’s failure to close the transaction contemplated by this Section 13.2.
(c) If Borrower elects not to exercise its ROFO (or is deemed not to have exercised its ROFO pursuant to Section 13.2(a)), Lender may transfer all or any portion of the Loan without regard to the ROFO or this Section 13.2 for a purchase price of not less than ninety-five percent (95%) of the ROFO Price for a period of six (6) months after Borrower’s election, or deemed election, not to purchase, and upon consummation of such transfer, the ROFO and this Section 13.2 shall be of no further force and effect with respect to the portion of the Loan transferred. If Lender intends to accept a purchase price which is less than ninety-five percent (95%) of the applicable ROFO Price, then a ROFO Trigger Event shall be deemed to have occurred again, and the ROFO process pursuant to this Section 13.2 shall begin again at a ROFO Price equal to such lesser acceptable purchase price. If the purchase and sale transaction is not consummated within the applicable six-month period, then the Borrower’s rights and the Lender’s obligations set forth in this Section 13.2 shall not be applicable until such time as another ROFO Trigger Event occurs.
(d) Upon the occurrence of an Event of Default (and until such time, if ever, that such Event of Default is expressly waived by Lender in writing in its sole discretion), this Section 13.2 shall be deemed not to be in force and effect, and Lender may transfer all or any portion of the Loan without regard to the ROFO or this Section 13.2.
ARTICLE 14
INDEMNIFICATIONS
Section 14.1. General Indemnification
Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Individual Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Individual Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Individual Properties or any part thereof; (d) any failure of the Individual Properties to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
Section 14.2. Mortgage and Intangible Tax Indemnification
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.
Section 14.3. ERISA Indemnification
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.
Section 14.4. Provided Information Indemnification
In addition to, but without duplication of, any indemnification provided pursuant to Article 13, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any Provided Information.
Section 14.5. Survival
The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.
ARTICLE 15
RECOURSE
Section 15.1. Recourse
The parties hereto agree and acknowledge that the Debt shall at all times be fully recourse to Borrower and guaranteed by Guarantor pursuant to the Guaranty.

ARTICLE 16
NOTICES
Section 16.1. Notices
All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, or (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	c/o Paramount Group, Inc. 1633 Broadway Suite 1801 New York, New York 10019 Attention: Mr. Albert P. Behler

With a copy to:	Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 Attention: Allison Ryan, Esq.

If to Borrower:	c/o Developers Diversified Realty Corporation 3300 Enterprise Parkway Beachwood, Ohio 44122 Attention: President

With a copy to:	c/o Developers Diversified Realty Corporation 3300 Enterprise Parkway Beachwood, Ohio 44122 Attention: General Counsel
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.
ARTICLE 17
FURTHER ASSURANCES
Section 17.1. Replacement Documents
Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record: (a) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (b) with respect to the Note, (i) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Debt continues to be an obligation and liability of the Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (ii) if requested by Lender, Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit and indemnity, which such form shall be reasonably acceptable to Borrower.
Section 17.2. Recording of Mortgage, etc.
Borrower forthwith upon the execution and delivery of the Mortgage and thereafter, from time to time, will cause the Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Individual Properties and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Individual Properties. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Individual Properties and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgage, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Individual Properties or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.
Section 17.3. Further Acts, Etc.
Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgage, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Individual Properties. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.
Section 17.4. Changes in Tax, Debt, Credit and Documentary Stamp Laws
(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Individual Properties for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Individual Properties, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.
(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Individual Properties, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Individual Properties, or any part thereof, for real estate tax purposes by reason of the Mortgage or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.
(c) If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
Section 17.5. Expenses
Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Individual Properties); (b) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Individual Properties, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Individual Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.
ARTICLE 18
WAIVERS
Section 18.1. Remedies Cumulative; Waivers
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Guarantor pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 18.2. Modification, Waiver in Writing
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3. Delay Not a Waiver
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 18.4. Trial by Jury
BORROWER, GUARANTOR AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, GUARANTOR AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER, GUARANTOR AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, GUARANTOR AND LENDER.
Section 18.5. Waiver of Notice
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 18.6. Remedies of Borrower
In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
Section 18.7. Waiver of Marshalling of Assets
To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Individual Properties, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Individual Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Individual Properties in preference to every other claimant whatsoever.
Section 18.8. Waiver of Statute of Limitations
Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.
Section 18.9. Waiver of Counterclaim
Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
ARTICLE 19
GOVERNING LAW
Section 19.1. Choice of Law
This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York, provided however, that with respect to the creation, perfection, priority and enforcement of any Lien created by the Loan Documents, and the determination of deficiency judgments, the laws of the state where the applicable Individual Property is located shall apply including its determinations as to choice of law.
Section 19.2. Severability
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3. Preferences
Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
ARTICLE 20
MISCELLANEOUS
Section 20.1. Survival
This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 20.2. Lender’s Discretion
Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 20.3. Headings
The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 20.4. Cost of Enforcement
In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
Section 20.5. Exhibits and Schedules Incorporated
The Exhibits and Schedules, if any, annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 20.6. Offsets, Counterclaims and Defenses
Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 20.7. No Joint Venture or Partnership; No Third Party Beneficiaries
(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Individual Properties other than that of mortgagee, beneficiary or lender.
(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Individual Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Individual Properties. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Individual Properties.
(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgage, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.
(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Individual Properties and notwithstanding any investigation of the Individual Properties by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.
Section 20.8. Publicity
All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender or any of their Affiliates (“Publicity”) shall be subject to the prior written approval of Lender, not to be unreasonably withheld, except and only to the extent all or any portion of the content of such Publicity is required by law or the rules and regulations of the New York Stock Exchange, including, without limitation, any of the required disclosure sections of the Guarantor’s filings under the Exchange Act. Lender shall be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Individual Properties, Borrower, Guarantor and their respective Affiliates without the approval of Borrower or any such Persons. Borrower also agrees that Lender may share any information pertaining to the Loan in connection with the sale or transfer of the Loan.
Section 20.9. Conflict; Construction of Documents; Reliance
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 20.10. Entire Agreement
This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 20.11. Condominium Provisions
(a) Borrower represents that it is not in default under the Condominium Documents and that it has not received a notice of a default under the Condominium Documents.
(b) As long as the Condominium Board maintains a “master” or “blanket” policy (the “Condominium Board Policy”) on the Improvements and/or the Common Elements which provides insurance coverage in the amounts, for the periods, by companies and against the hazards described in Section 8.1 herein including fire and hazards included within the term “extended coverage”, and is otherwise in form and substance satisfactory to Lender, then Borrower’s obligation to maintain comprehensive special form cause of loss insurance on the Improvements is deemed satisfied to the extent that the required coverage is provided by the Condominium Board Policy.
(c) Borrower shall promptly pay all common charges and special assessments imposed pursuant to the Condominium Documents when the same become due and payable with respect to all the units for which title is held by Borrower. Borrower will deliver to Lender, promptly upon Lender’s request, evidence satisfactory to Lender that the common charges and special assessments have been so paid or are not then delinquent with respect to all the units for which title is held by Borrower. Borrower shall furnish paid receipts for the payment of the common charges and special assessments prior to the date the same shall become delinquent with respect to any unit of the Condominium for which title is held by Borrower. All accounts held in connection with the Condominium shall at all times be segregated, non-commingled accounts, and funds held in such accounts shall not be used or applied for any purposes other than as required and permitted by the Condominium Documents.
(d) Subject to any provisions of the Condominium Documents with respect hereto, Lender may apply any condemnation award in accordance with Section 8.3 hereof.
(e) After request by Lender, Borrower will promptly obtain from the Condominium Board and deliver to Lender an estoppel certificate which shall include without limitation (i) the amount of the unpaid common charges, if any, accrued against the units held in

Borrower’s name, (ii) that the Condominium Documents have not been modified or amended, (iii) that all payments due and payable by Borrower under the Condominium Documents have been paid in full, and (iv) that neither Borrower nor the Condominium Board is in default under the Condominium Documents.
(f) Borrower shall observe and perform each and every term to be observed or performed by Borrower pursuant to the Condominium Documents and the terms of any other agreement or recorded instrument affecting or pertaining to the New Jersey Property.
(g) The following shall be Events of Default under this Agreement:
(A) If any of the common charges and special assessments are not paid prior to delinquency with respect to any of the units for which title is held by Borrower and such default shall continue for ten (10) days after written notice thereof;
(B) If Borrower or the Condominium Board fails (a) to maintain the New Jersey Property in good condition and repair, (b) to promptly comply with all legal requirements, (c) to promptly repair, replace or rebuild any part of the New Jersey Property which may be damaged or destroyed by any casualty or which may be affected by any condemnation proceeding and (d) to complete and pay for, within a reasonable time, any structure at any time in the process of construction or repair on the New Jersey Property, all to the extent that the Condominium Board is authorized to so maintain, repair, replace, rebuild and complete the New Jersey Property by the Declaration and the By-laws and such default shall continue for a period of sixty (60) days after written notice thereof specifying such default and requiring the same to be remedied shall have been given to the person designated from time to time in accordance with the Declaration to receive service of process;
(C) If the Condominium Board fails in accordance with the terms of the Condominium Documents, (a) to keep the Common Elements and/or the New Jersey Property, as applicable, insured against the hazards specified in the Condominium Documents in the amounts and pursuant to policies in the form specified therein, and (b) to pay, as and when the same becomes due and payable, any charge or encumbrance which, if unpaid, might become a lien against the New Jersey Property or any part thereof prior to or on a parity with the lien of the New Jersey Mortgage, if such failure shall result in the imposition of a lien against the New Jersey Property and such lien shall not be discharged, dismissed or bonded within thirty (30) days of such imposition and, in either case, the default shall continue for ten (10) days after written notice thereof;
(D) If, without the prior written consent of Lender, any of the terms or provisions of the Condominium Documents are modified or amended so as to directly or indirectly decrease the value of the New Jersey Property;

(E) If, without the prior written consent of Lender, Borrower fails to comply with any terms of the of the Condominium Documents and the Condominium Act and such default continues for ten (10) days after written notice;
(F) If the Condominium is partitioned pursuant to any action for partition by any unit owner;
(G) If, without the prior written consent of Lender, the Condominium is expanded and there is annexed to the land covered by the Condominium additional land and improvements thereon;
(H) If the Condominium Board shall fail to allow the Lender to examine the books, records and receipts of the Condominium and such failure continues for ten (10) days after written notice thereof;
(I) If the New Jersey Property is withdrawn from the condominium regime established by the Condominium Act in connection with any condemnation, any casualty or otherwise, in accordance with the Condominium Act; or
(J) If Borrower and its designees no longer Control the Condominium Board.
(h) Borrower shall promptly deliver to Lender a true and complete copy of all notices of default received by Borrower with respect to any obligation or duty of Borrower under the Condominium Documents.
(i) Borrower shall not without the prior written consent of the Lender (a) institute any action or proceeding for partition of the New Jersey Property; (b) vote for or consent to any modification of, amendment to or relaxation in the enforcement of the Condominium Documents or the termination of the Condominium; or (c) in the event of damage to or destruction of the New Jersey Property, vote not to repair, restore or rebuild the New Jersey Property if Borrower shall have such a voting right.
(j) To the extent that any approval rights, consent rights or other rights or privileges granted to a first mortgagee in the Declaration or By-Laws are conditioned upon such approval rights, consent rights or other rights or privileges being required or contained in the first mortgagee’s loan documents then such approval rights, consent rights or other rights or privileges shall be deemed to be required by this Agreement or contained herein, as applicable;
(k) Any insurance proceeds relating to the Condominium Board Policy that Borrower is entitled to receive pursuant to the terms and conditions of the Declaration shall be paid to the depositary as designated in the Declaration and held and disbursed in accordance with the terms and conditions of the Declaration.
(l) Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used herein which are defined in the Condominium Act shall have the meanings set forth therein, the words “Condominium Act” shall mean the provisions 46:8B-3 of the Real Property Laws of the State of New Jersey, as the same may hereafter be amended, the word “Declaration” shall mean the Master Deed for Nassau Shopping Center Condominium, dated April 15, 1994, and recorded on April 25, 1994, in the Office of the County Clerk of Mercer County, New Jersey in Volume 2803, Page 32, as the same may be hereafter amended, submitting the New Jersey Property to the provisions of the Condominium Act, the word “By-laws” means the By-Laws providing for the operation of the New Jersey Property, a true copy of which is annexed to the Declaration, the word “Declarant” shall have the meaning ascribed to it in the Declaration, the words “Condominium Board” shall mean the organization managing the New Jersey Property by virtue of the Condominium Act, the Declaration, and the By-laws, on behalf of all the owners of the units comprising the New Jersey Property, and the words “Common Elements” shall have the meaning ascribed to them in the Declaration; whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and visa versa.
Section 20.12. Liability
If Borrower consists of more than one Person, the obligations and liabilities of each such Person as expressly set forth hereunder shall be joint and several.
Section 20.13. Cross Collateralization; Remedies
Each Borrower hereby acknowledges that Lender has made the Loan to Borrower upon the security of the collective interest of Borrower in the Individual Properties and in reliance upon the aggregate of the Individual Properties taken together being of greater value as collateral security than the sum of each portion owned by each Borrower taken separately. Each Borrower agrees that each Loan Document is and will be cross-collateralized and cross-defaulted with each other Loan Document that (a) an Event of Default under any Loan Document shall constitute an Event of Default under each other Loan Document; (b) each Mortgage shall secure each Note; and (c) such cross-collateralization shall in no event be deemed by any Borrower to constitute a fraudulent conveyance and each Borrower hereby waives any claims related thereto. Each Borrower further agrees that, upon the occurrence of an Event of Default, Lender shall have the right to institute a proceeding or proceedings for the total or partial foreclosure of any Mortgage whether by court action, power of sale or otherwise, under any applicable provision of law, for all of the Debt and the lien and the security interest created by the other Mortgage shall continue in full force and effect without loss of priority as a lien and security interest securing the payment of that portion of the Debt then due and payable but still outstanding. Notwithstanding anything to the contrary contained herein, any and all sums received by Lender under the Loan Documents shall be applied to the Debt in such order and priority as Lender shall determine, in its sole discretion, without regard to the portion of Loan allocated to any Individual Property, the principal amount of any Note or the appraised value of any portion of the Individual Properties.
Section 20.14. Contributions
(a) As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 20.14 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment includes, without limitation, any exercise of recourse by Lender against any Individual Property of a Borrower and application of proceeds of such Individual Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).
(b) Each Borrower waives the following:
(i) any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;
(ii) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;
(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
(iv) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
(v) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;
(vi) presentment, demand, protest and notice of any kind;
(vii) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
(viii) any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;
(ix) any defense based upon any use of cash collateral under Section 363 of Title 11 of the United States Code entitled “Bankruptcy” (as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights, collectively the “Bankruptcy Code“);
(x) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
(xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(xii) any defense based upon the avoidance of any security interest in favor of Lender for any reason;
(xiii) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by each Note or owing under any of the Loan Documents;
(xiv) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by any Mortgage to be satisfied by any payment from any other Borrower or any such party;
(xv) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;
(xvi) all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and
(xvii) any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 20.15. Condominium Undertaking
(a) Within one hundred fifty (150) days from the date hereof, Borrower shall act in good faith and use commercially reasonable efforts to form the Condominium Board in accordance with all applicable laws and deliver to Lender the following items in the forms agreed to by Borrower and Lender prior to the closing of the Loan (with such changes thereto as may be reasonably acceptable to Lender and, with respect to clause (i), reasonably acceptable to Wal-Mart, Sam’s Club and Home Depot) (collectively, “Condo Post-Closing Obligations”): (i) all written actions and resolutions necessary to form the Condominium Board and appoint trustees pursuant to the By-laws (including therein, estoppel language from Wal-Mart, Sam’s Club and Home Depot) (collectively, the “Corrective Documents”) and (ii) an updated legal opinion from Sills Cummis & Gross PC opining that, based on the execution of the Corrective Documents, the Condominium Board has been duly formed and is validly existing and the execution of the Corrective Documents did not have an adverse effect on the existence or validity of the Condominium itself. Borrower’s failure to satisfy the Condo Post-Closing Obligations shall not constitute an Event of Default unless and until, (1) Borrower elects not to exercise its ROFO (or is deemed not to have exercised its ROFO pursuant to Section 13.2(a)), and (2) a purchaser of all or any portion of the Loan conditions its purchase upon satisfaction of the Condo Post-Closing Obligations, in which case, Lender shall provide a written default notice to Borrower and Borrower’s failure to satisfy the Condo Post-Closing Obligations shall be deemed an Event of Default unless Borrower cures such default within thirty (30) days after Borrower’s receipt of such default notice from Lender. Upon the release of the New Jersey Property from the lien of the respective Mortgage thereon, this Subsection 20.15(a) shall be of no further force and effect.
(b) Borrower shall indemnify, defend and hold harmless Lender for any and all Losses arising from the failure to form the Condominium Board or maintain the Condominium’s legal existence and validity. Upon the release of the New Jersey Property from the lien of the respective Mortgage thereon, this Subsection 20.15(b) shall be of no further force and effect vis-a-vis the Borrower, but shall continue to be the obligation of Guarantor, which indemnification obligation Guarantor shall ratify as a condition precedent to any such release of the New Jersey Property.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER: DDR HENDON NASSAU PARK II LP, a Georgia limited partnership By: DDR Nassau Park II Inc., its General Partner
By:	/s/ David E. Weiss
David E. Weiss, Senior Vice President

DDR NASSAU PAVILION ASSOCIATES LP, a Georgia limited partnership By: DDR Nassau Pavilion Inc., its General Partner
By:	/s/ David E. Weiss
David E. Weiss, Senior Vice President

DDR SOUTHEAST SNELLVILLE, L.L.C., a Delaware limited liability company
By:	/s/ David E. Weiss
David E. Weiss, Senior Vice President

GUARANTOR: Acknowledged and agreed to with respect to its obligations set forth in Article 4, Article 13 and Article 18 hereof: DEVELOPERS DIVERSIFIED REALTY CORPORATION, an Ohio corporation
By:	/s/ David E. Weiss
David E. Weiss, Senior Vice President

LENDER: METROPOLITAN RENTAL INVESTMENTS, INC., a Delaware corporation
By:	/s/ Vito Messina
	Name:	Vito Messina
	Title:	Treasurer

EXHIBIT A-1
New Jersey Legal Description

EXHIBIT A-2
Georgia Legal Description

EXHIBIT B
New Jersey Borrower Equity Ownership Structure
Georgia Borrower Equity Ownership Structure

EXHIBIT C
Form of Tenant Direction Letter
[BORROWER LETTERHEAD]
 ____________ ___, 20__
[TENANTS UNDER LEASES]
Re:	Lease dated _____ between __________________, as Landlord, and __________________ , as Tenant, concerning premises known as _________________
Gentlemen:
This letter shall constitute notice to you that the undersigned has granted a security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of Metropolitan Rental Investments, Inc., as lender (“Lender”), to secure certain of the undersigned’s obligations to Lender. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with Rent and hereafter to deliver all Rent to the following address:

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Lender, or any successor lender so identified by Lender, may by written notice to you rescind the instructions contained herein.
Sincerely,
[BORROWER]
ACKNOWLEDGMENT AND AGREEMENT
The undersigned acknowledges notice of the security interest of Lender and hereby confirms that the undersigned has received no notice of any other pledge or assignment of the Rent and will honor the above instructions.
[Tenant]

By:
Name:
Its:
Dated as of:  _____________ ___ , 20__

Schedule I
Free Rent

Tenant	Free Rent

None.	None.
Takeover Rent

Tenant	Takeover Rent

None.	None.